Consolidated Financial Statements and Notes

FOR THE YEARS ENDED DECEMBER 31, 2025 AND DECEMBER 31, 2024

Management’s Responsibility For Financial Reporting
The accompanying Consolidated Financial Statements of Pan American Silver Corp. ("Pan American" or the "Company") have been prepared by and are the responsibility of management and have been approved by the Board of Directors (the "Board").
These Consolidated Financial Statements were prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”) and include management's best estimates and judgments. Pan American has developed and maintains a system of internal controls designed to ensure the reliability of its financial information.
Deloitte LLP, an Independent Registered Public Accounting Firm, has audited these Consolidated Financial Statements. Their report outlines the scope of their examination and opinion on the Consolidated Financial Statements.

"signed"	"signed"
Michael Steinmann	Ignacio Couturier
Chief Executive Officer	Chief Financial Officer
February 18, 2026

Management’s Report on Internal Control over Financial Reporting
Management of Pan American is responsible for establishing and maintaining adequate internal control over financial reporting ("ICFR") and for its assessment of the effectiveness of ICFR.
Pan American's management assessed the effectiveness of the Company's ICFR as of December 31, 2025, in accordance with the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2025, Pan American’s ICFR was effective.
Deloitte LLP, an Independent Registered Public Accounting Firm, has audited the Company’s Consolidated Financial Statements for the year ended December 31, 2025, and as stated in the Report of Independent Registered Public Accounting Firm, they have expressed an unqualified opinion on the effectiveness of the Company’s ICFR as of December 31, 2025.

PAN AMERICAN SILVER CORP.	1

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Pan American Silver Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of Pan American Silver Corp. and subsidiaries (the "Company") as of December 31, 2025 and 2024, the related consolidated statements of earnings and comprehensive earnings, cash flows, and changes in equity for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and its financial performance and its cash flows for each of the two years in the period ended December 31, 2025, in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 18, 2026, expressed an unqualified opinion on the Company 's internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
MAG Silver Corp. Acquisition - Refer to Notes 5(d), 6 and 8 to the financial statements
Critical Audit Matter Description
The Company completed the acquisition of MAG Silver Corp. (“MAG”), which was an asset acquisition as substantially all of the fair value of the gross assets acquired was concentrated in the Investment in Juanicipio Mine. As a result, the purchase consideration, including applicable transaction costs, was allocated to the acquired asset and liabilities based on their relative fair values. Management used a discounted cash flow model to determine the fair value of the acquired Investment in Juanicipio. This required management to make significant estimates and assumptions related to future silver prices, discount rate, quantities of recoverable mineral reserves

PAN AMERICAN SILVER CORP.	2

and resources, expected future production costs and capital expenditures based on the life of mine plan and the net asset value multiple (“NAV multiple”).
While there are several estimates and assumptions that are required to determine the fair value of the Investment in Juanicipio, the estimates and assumptions with the highest degree of subjectivity are future silver prices, discount rate and the NAV multiple. Auditing these estimates and assumptions required a high degree of auditor judgment and an increased extent of audit effort, including the involvement of fair value specialists.
How the Critical Audit Matter Was Addressed in the Audit
◦Evaluated the effectiveness of the internal controls over management’s determination of future silver prices, discount rate and the NAV multiple.
◦With the assistance of fair value specialists:
•Evaluated future silver prices by comparing management’s forecast to third party forecasts;
•Evaluated the reasonableness of the discount rate by testing the source information underlying the determination of the discount rate and developing a range of independent estimates range and comparing it to those selected by management;
•Evaluated the reasonableness of the NAV multiple by preparing an independent comparative analysis using publicly traded silver producers whose principal assets are located in jurisdictions geologically and geopolitically comparable to the Juanicipio Mine (“directly comparable peers” or “DCPs”) as well as considering the net asset values for the DCPs from market analyst reports and comparing it to the NAV multiple selected by management.
Impairment - Assessment of Whether Indicators of Impairment or Impairment Reversal Exist within the Mineral Properties, Plant and Equipment - Refer to Notes 3(m) and 5(c) to the financial statements
Critical Audit Matter Description
The Company’s determination of whether or not an indicator of impairment or impairment reversal exists at the cash generating unit (“CGU”) level requires significant management judgment. Changes in metal price forecasts or discount rates, increases or decreases in estimated future production costs or capital expenditures, reductions or increases in the amount of recoverable mineral reserves and resources and/or adverse or favorable political or regulatory developments can result in a write-down or write-up of the carrying amounts of the Company’s mineral properties, plant and equipment.
While there are several factors that are required to determine whether or not an indicator of impairment or impairment reversal exists, the judgments with the highest degree of subjectivity are future gold and silver prices, discount rates and the Company’s ability or expected timing to restart the Escobal Mine. Auditing these judgments and factors required a high degree of subjectivity in applying audit procedures and in evaluating the results of those procedures. This resulted in an increased extent of audit effort, including the involvement of fair value specialists.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to future gold and silver prices, discount rates and the Company's ability or expected timing to restart the Escobal mine considered in the assessment of indicators of impairment or impairment reversal included the following, among others:
◦Evaluated the effectiveness of the internal controls over management’s assessment of indicators of impairment or impairment reversal.
◦Performed independent research to assess if there have been any substantive local, political, or regulatory changes negatively impacting the ability or expected timing to restart the Escobal Mine.
◦With the assistance of fair value specialists:

PAN AMERICAN SILVER CORP.	3

•Evaluated future gold and silver prices by comparing management’s forecast to third party forecasts; and
•Evaluated the reasonableness of the discount rates by testing the source information underlying the determination of the discount rates.
/s/ Deloitte LLP
Chartered Professional Accountants
Vancouver, Canada
February 18, 2026
We have served as the Company's auditor since 1993.

PAN AMERICAN SILVER CORP.	4

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Pan American Silver Corp.
Opinion on Internal Control over Financial Reporting
We have audited the internal control over financial reporting of Pan American Silver Corp. and subsidiaries (the “Company") as of December 31, 2025, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2025, of the Company and our report dated February 18, 2026, expressed an unqualified opinion on those financial statements.
Basis for Opinion
The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ Deloitte LLP
Chartered Professional Accountants
Vancouver, Canada
February 18, 2026

PAN AMERICAN SILVER CORP.	5

Consolidated Statements of Financial Position (in millions of U.S. dollars)

	December 31,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents (Note 25)	$1,215	$863
Investments	104	24
Trade and other receivables	232	165
Income tax receivables	24	30
Inventories (Note 10)	588	606
Other assets (Note 11)	33	32
	2,196	1,720
Non-current assets
Mineral properties, plant and equipment (Note 12)	5,338	5,325
Investment in Juanicipio (Note 13)	1,921	—
Inventories (Note 10)	52	30
Income tax receivables	33	11
Deferred tax assets (Note 23)	83	45
Other assets (Note 14)	119	72
Total assets	$9,742	$7,203

Liabilities
Current liabilities
Accounts payable and accrued liabilities (Note 15)	$549	$489
Derivative liabilities (Note 9)	—	13
Provisions (Note 16)	46	35
Lease obligations (Note 17)	53	41
Debt (Note 18)	5	7
Income tax payables	164	102
	817	687
Non-current liabilities
Provisions (Note 16)	589	427
Lease obligations (Note 17)	85	54
Debt (Note 18)	709	702
Other liabilities (Note 19)	106	94
Deferred tax liabilities	435	522
Total liabilities	$2,741	$2,486

Equity
Issued capital	7,448	5,940
Share-based compensation reserve	94	94
Investment revaluation reserve	(32)	(31)
Deficit	(513)	(1,299)
Total equity attributable to Company shareholders	6,997	4,704
Non-controlling interests	4	13
Total equity	7,001	4,717
Total liabilities and equity	$9,742	$7,203
Commitments (Note 9(c)); Contingencies (Note 27))
See accompanying notes to the Consolidated Financial Statements.
APPROVED BY THE BOARD ON FEBRUARY 18, 2026

"signed"	Gillian Winckler, Director	"signed"	Michael Steinmann, Director

PAN AMERICAN SILVER CORP.	6

Consolidated Statements of Earnings and Comprehensive Earnings (in millions of U.S. dollars and thousands of shares)

	2025	2024
Revenue (Note 26)	$3,619	$2,819
Cost of sales (Note 26)
Production costs (Note 21)	(1,604)	(1,634)
Depreciation and amortization (Note 12)	(497)	(571)
Royalties	(113)	(65)
	(2,214)	(2,270)
Mine operating earnings (Note 26)	1,405	549

General and administrative	(116)	(70)
Income from investment in Juanicipio (Note 13)	77	—
Exploration and project development	(16)	(10)
Mine care and maintenance	(30)	(32)
Foreign exchange (losses) gains	(8)	38
Derivative gains (losses)	29	(25)
(Losses) gains from sale of subsidiaries (Note 12)	(29)	137
Change in asset retirement obligations (Note 16)	(49)	(54)
Other expense	(30)	(2)
Earnings from operations	1,233	531
Investment income (loss)	89	(14)
Interest and finance expense (Note 22)	(84)	(85)
Earnings before income taxes	1,238	432
Income tax expense (Note 23)	(258)	(319)
Net earnings	$980	$113

Net earnings attributable to:
Equity holders of the Company	$978	$112
Non-controlling interests	2	1
	$980	$113

Other comprehensive earnings, net of taxes
Items that will not be reclassified to net earnings:
Remeasurement of retirement benefit plan	$(1)	$—
Loss on investments	—	(1)
Total other comprehensive loss	$(1)	$(1)
Total comprehensive earnings	$979	$112

Total comprehensive earnings attributable to:
Equity holders of the Company	$977	$111
Non-controlling interests	2	1
	$979	$112

Earnings per share attributable to equity holders (Note 24)
Basic earnings per share	$2.56	$0.31
Diluted earnings per share	$2.56	$0.31

Weighted average number of common shares outstanding:
Basic	381,479	363,361
Diluted	381,577	363,401
See accompanying notes to the Consolidated Financial Statements.

PAN AMERICAN SILVER CORP.	7

Consolidated Statements of Cash Flows (in millions of U.S. dollars)

	2025	2024
Operating activities
Net earnings	$980	$113
Items not affecting cash:
Income tax expense (Note 23)	258	319
Depreciation and amortization (Note 12)	497	571
Income from investment in Juanicipio (Note 13)	(77)	—
Losses (gains) from sale of subsidiaries (Note 12)	29	(137)
Net realizable value inventory (recovery) charge (Note 10, 21)	(20)	21
Accretion on reclamation obligations (Notes 16, 22)	26	31
Change in mine reclamation obligations (Note 16)	49	54
Investment (income) loss	(89)	14
Interest expense (Note 22)	55	48
Other operating activities (Note 25)	(4)	5
Income taxes paid	(318)	(164)
Interest received	29	14
Interest paid	(38)	(37)
Reclamation paid (Note 16)	(15)	(25)
Net change in non-cash working capital items (Note 25)	(29)	(103)
Net cash provided by operating activities	$1,333	$724

Investing activities
Payments for mineral properties, plant and equipment	$(314)	$(323)
Cash used for MAG Silver Corp. Acquisition (Note 8)	(512)	—
Cash acquired in MAG Silver Corp. Acquisition (Note 8)	102	—
Dividends received from Juanicipio (Note 13)	44	—
Cash disposed in sale of subsidiaries (Note 12)	(31)	(16)
Cash proceeds from sale of subsidiaries (Note 12)	41	307
(Purchase of) proceeds from investments	(31)	2
Cash used for investments in and loan to Galleon Gold (Note 9, 14)	(22)	—
Net proceeds (payments) from derivatives	12	(6)
Proceeds from dispositions of mineral property, plant and equipment	5	3
Net cash used in investing activities	$(706)	$(33)

Financing activities
Proceeds from common shares issued	$3	$1
Distributions to non-controlling interests	(1)	—
Dividends paid	(175)	(145)
Shares repurchased under Normal Course Issuer Bid (Note 20)	(46)	(24)
Repayment of debt (Note 18)	(7)	(7)
Payment of equipment leases	(52)	(50)
Net cash used in financing activities	$(278)	$(225)

Effects of exchange rate changes on cash and cash equivalents	3	(3)
Increase in cash and cash equivalents	352	463
Cash and cash equivalents at the beginning of the year	863	400
Cash and cash equivalents at the end of the year	$1,215	$863
Supplemental cash flow information (Note 25).
See accompanying notes to the Consolidated Financial Statements.

PAN AMERICAN SILVER CORP.	8

Consolidated Statements of Changes in Equity (in millions of U.S. dollars and thousands of shares)

	Attributable to equity holders of the Company
	Issued shares	Issued capital	Share-based compensation reserve	Investment revaluation reserve	Deficit	Total	Non-controlling interests	Total equity
Balance, December 31, 2023	364,660	$5,967	$94	$(30)	$(1,270)	$4,761	$12	$4,773
Total comprehensive earnings
Net earnings for the year	—	—	—	—	112	112	1	113
Other comprehensive loss	—	—	—	(1)	—	(1)	—	(1)
	—	—	—	(1)	112	111	1	112
Shares issued on the exercise of stock options (Note 20)	101	2	(1)	—	—	1	—	1
Shares repurchased (Note 20)	(1,720)	(29)	—	—	4	(25)	—	(25)
Share-based compensation on option grants	—	—	1	—	—	1	—	1
Dividends paid	—	—	—	—	(145)	(145)	—	(145)
Balance, December 31, 2024	363,041	$5,940	$94	$(31)	$(1,299)	$4,704	$13	$4,717
Total comprehensive earnings
Net earnings for the period	—	—	—	—	978	978	2	980
Other comprehensive loss	—	—	—	(1)	—	(1)	—	(1)
	—	—	—	(1)	978	977	2	979
MAG Silver Corp. Acquisition (Note 8)	60,219	1,530	—	—	—	1,530	—	1,530
Shares issued on the exercise of stock options (Note 20)	202	4	(1)	—	—	3	—	3
Shares issued as compensation	36	1	(1)	—	—	—	—	—
Shares repurchased (Note 20)	(1,651)	(27)	—	—	(19)	(46)	—	(46)
Disposition (Note 12)	—	—	—	—	—	—	(8)	(8)
Share-based compensation	—	—	2	—	—	2	—	2
(Distributions to) contributions from non-controlling interests	—	—	—	—	(1)	(1)	—	(1)
Other	—	—	—	—	3	3	(3)	—
Dividends paid	—	—	—	—	(175)	(175)	—	(175)
Balance, December 31, 2025	421,847	$7,448	$94	$(32)	$(513)	$6,997	$4	$7,001
See accompanying notes to the Consolidated Financial Statements.

PAN AMERICAN SILVER CORP.	9

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
1. NATURE OF OPERATIONS

Pan American Silver Corp. is the ultimate parent company of its subsidiary group (collectively, the “Company”, or “Pan American”). Pan American is a British Columbia corporation domiciled in Canada, and its office is at Suite 2100 – 733 Seymour Street, Vancouver, British Columbia, V6B 0S6. The Company is listed on the Toronto Stock Exchange (TSX: PAAS) (the "TSX"), and the New York Stock Exchange (NYSE: PAAS) (the "NYSE").
Pan American engages in silver and gold mining and related activities, including exploration, mine development, extraction, processing, refining and reclamation. The Company's portfolio of assets is located in Chile, Peru, Brazil, Mexico, Canada, Argentina, Bolivia and Guatemala. In addition, the Company is exploring for new silver and gold deposits and opportunities throughout the Americas.
On September 4, 2025, the Company acquired MAG Silver Corp. ("MAG") (the "MAG Acquisition") (Note 8). MAG was a silver-focused mining company whose primary asset was a 44% interest in the Juanicipio mine ("Juanicipio") in Zacatecas, Mexico, operated by Fresnillo plc ("Fresnillo"), who holds the remaining 56% interest in Juanicipio. MAG's portfolio also included 100% ownership of the Larder exploration project.
2. BASIS OF PREPARATION

These Consolidated Financial Statements have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”), effective as of December 31, 2025.
These Consolidated Financial Statements were approved for issuance by the Board of Directors on February 18, 2026.
3. MATERIAL ACCOUNTING POLICY INFORMATION

The accounting policies applied in the preparation of these audited Consolidated Financial Statements have been applied consistently for all periods presented except as outlined in Note 4. Material accounting policies used in the preparation of these Consolidated Financial Statements are as follows:
a)Functional and presentation currency
The functional and presentation currency of the Company and each of its subsidiaries is the United States dollar ("USD").
b)Basis of measurement
These Consolidated Financial Statements have been prepared on a historical cost basis, except for those assets and liabilities that are measured at fair values at the end of each reporting period.
c)Basis of consolidation
The accounts of the Company and its subsidiaries, which are controlled by the Company, have been included in these Consolidated Financial Statements. Control is achieved when the Company is exposed, or has rights, to variable returns from the investee and when the Company has the ability to affect those returns through its power over the investee. Subsidiaries are included in the consolidated financial results of the Company from the effective date of acquisition up to the effective date of disposition or loss of control.

PAN AMERICAN SILVER CORP.	10

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
The principal subsidiaries and associates, all of which are consolidated with the exception of Juanicipio, which is an associate accounted for under the equity method, of the Company and their geographic locations at December 31, 2025 were as follows:

Location	Subsidiaries and associates	Ownership Interest	Operations and Development Projects
Brazil	Jacobina Mineração e Comércio Ltda.	100%	Jacobina mine
Canada	Lake Shore Gold Corp.	100%	Bell Creek and Timmins West mines (together "Timmins mine")
	Gatling Exploration Inc.	100%	Larder project (1)
Chile	Minera Meridian Ltda.	100%	El Peñon mine
	Minera Florida Ltda.	100%	Minera Florida mine
Mexico	Plata Panamericana S.A. de C.V.	100%	La Colorada mine
	Compañía Minera Dolores S.A. de C.V.	100%	Dolores mine
	Minera Juanicipio S.A. de C.V.	44%	Together "Juanicipio mine" (1)
	Equipos Chaparral S.A de C.V.	44%
Peru	Pan American Silver Huaron S.A.	100%	Huaron mine
	Shahuindo S.A.C.	100%	Shahuindo mine
Bolivia	Pan American Silver (Bolivia) S.A.	95%	San Vicente mine
Guatemala	Pan American Silver Guatemala S.A.	100%	Escobal mine
Argentina	Estelar Resources S.A.	100%	Cerro Moro mine
	Minera Argenta S.A.	100%	Navidad project
(1)Mine and project through the MAG Acquisition (Note 8).
d)Business combinations
Upon the acquisition of a business, the acquisition method of accounting is used, whereby the purchase consideration is allocated to the identifiable assets, liabilities and contingent liabilities (identifiable net assets) acquired on the basis of fair value at the date of acquisition. When the cost of the acquisition exceeds the fair value attributable to the Company’s share of the identifiable net assets, the difference is treated as goodwill, which is not amortized and is reviewed for impairment annually or more frequently when there is an indication of impairment. If the fair value attributable to the Company’s share of the identifiable net assets exceeds the cost of acquisition, the difference is immediately recognized in the Consolidated Statements of Earnings and Comprehensive Earnings ("SOE"). Acquisition related costs, other than costs to issue debt or equity securities of the acquirer, including investment banking fees, legal fees, accounting fees, valuation fees, and other professional fees are expensed as incurred. The costs to issue equity securities of the Company as consideration for the acquisition are reduced from share capital as share issuance costs. The costs to issue debt securities are capitalized and amortized using the effective interest method.
Non-controlling interests are measured either at fair value or at the non-controlling interests’ proportionate share of the recognized amounts of the acquirers’ identifiable net assets as at the date of acquisition. The choice of measurement basis is made on a transaction by transaction basis.
Control of a business may be achieved in stages. Upon the acquisition of control, any previously held interest is re-measured to fair value at the date control is obtained resulting in a gain or loss upon the acquisition of control.
If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Company reports provisional amounts for the items for which the accounting is incomplete. These provisional amounts are adjusted during the measurement period, or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

PAN AMERICAN SILVER CORP.	11

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
e)Revenue recognition
Revenue associated with the sale of commodities is recognized when control of the asset sold is transferred to the customer. Indicators of control transferring include an unconditional obligation to pay, legal title, physical possession, transfer of risk and rewards and customer acceptance. This generally occurs when the goods are delivered to a loading port, warehouse, vessel or metal account as contractually agreed with the buyer; at which point the buyer controls the goods. In cases where the Company is responsible for the cost of shipping and certain other services after the date on which control of the goods transfers to the customer, these other services are considered separate performance obligations and thus a portion of revenue earned under the contract is allocated and recognized as these performance obligations are satisfied.
The Company’s concentrate sales contracts with third-party buyers, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. Final settlement is based on applicable commodity prices set on specified quotational periods, typically ranging from one month prior to shipment, and can extend to three months after the shipment arrives at the smelter and is based on average market metal prices. For this purpose, the transaction price can be measured reliably for those products, such as silver, gold, zinc, lead and copper, for which there exists an active and freely traded commodity market such as the London Metals Exchange and the value of product sold by the Company is directly linked to the form in which it is traded on that market.
Sales revenue is commonly subject to adjustments based on an inspection of the product by the customer. In such cases, sales revenue is initially recognized on a provisional basis using the Company’s best estimate of contained metal, and adjusted subsequently. Revenues are recorded under these contracts at the time control passes to the buyer based on the expected settlement period. Revenue on provisionally priced sales is recognized based on estimates of the fair value of the consideration receivable based on forward market prices and estimated quantities. At each reporting date provisionally priced metal is marked to market based on the forward selling price for the quotational period stipulated in the contract. Variations between the price recorded at the date when control is transferred to the buyer and the actual final price set under the smelting contracts are caused by changes in metal prices resulting in the receivable being recorded at fair value through profit or loss ("FVTPL").
IFRS 15 - Revenue from Contracts with Customers ("IFRS 15") requires that variable consideration should only be recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The Company concluded that the adjustments relating to the final assay results for the quantity and quality of concentrate sold are not significant and do not constrain the recognition of revenue.
Refining and treatment charges under the sales contracts are netted against revenue for sales of metal concentrate.
f)Financial instruments
Financial assets and financial liabilities are recognized in the Company’s Consolidated Statements of Financial Position ("SFP") when the Company becomes a party to the contractual provisions of the instrument.
i)Financial assets
On initial recognition, a financial asset is classified as measured at: amortized cost, fair value through other comprehensive income ("FVTOCI"), or FVTPL. Financial assets at FVTPL are initially measured at fair value and those at amortized cost or FVTOCI are initially measured at fair value plus transaction costs.
Subsequent measurement of financial assets and liabilities depends on the classifications of such assets and liabilities.

PAN AMERICAN SILVER CORP.	12

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
Amortized cost:
Financial assets that meet the following conditions are measured subsequently at amortized cost:
•The financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows, and
•The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.
The amortized cost of a financial asset is the amount at which the financial asset is measured at initial recognition minus the principal repayments, plus the cumulative amortization using effective interest method of any difference between that initial amount and the maturity amount, adjusted for any loss allowance. Interest income is recognized using the effective interest method. Interest income is recognized in Interest and finance expense in the SOE.
The Company's financial assets at amortized cost primarily include cash and cash equivalents and, receivables not arising from sale of metal concentrates (included in Trade and other receivables) in the SFP (Note 9(a)).
FVTOCI:
Financial assets that meet the following conditions are measured at FVTOCI:
•The financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and
•The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding; or
•The Company may make an irrevocable election at initial recognition for particular investments in equity instruments that would otherwise be measured at FVTPL to present subsequent changes in fair value in Other Comprehensive Income ("OCI").
FVTPL:
By default, all other financial assets are measured subsequently at FVTPL.
Financial assets measured at FVTPL are measured at fair value at the end of each reporting period, with any fair value gains or losses recognized in profit or loss to the extent they are not part of a designated hedging relationship. Fair value is determined in the manner described in Note 9(b)(ii). The Company's financial assets at FVTPL include its trade receivables from provisional concentrate sales, investments in equity securities not designated as FVTOCI, derivative assets not designated as hedging instruments, and contingent consideration receivable.
ii)Financial liabilities and equity
Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.
An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all its liabilities. Equity instruments issued by the Company are recognized at the proceeds received, net of direct issue costs. Repurchase of the Company’s own equity instruments is recognized as a direct reduction in equity. No gain or loss is recognized in the SOE on the purchase, sale, issue or cancellation of the Company’s own equity instruments.
Classification of financial liabilities
Financial liabilities other than those which are contingent consideration of an acquirer in a business combination, held for trading or designated as at FVTPL, are measured at amortized cost using effective interest method.

PAN AMERICAN SILVER CORP.	13

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
Derivatives
When the Company enters into derivative contracts, these transactions are designed to reduce exposures related to assets and liabilities, firm commitments or anticipated transactions. The Company does not have derivative instruments that qualify as cash flow hedges and consequently all derivatives are recorded at FVTPL.
g)Derivative financial instruments
The Company utilizes foreign currency and commodity contracts, including forward contracts to manage exposure to fluctuations in metal prices and foreign currency exchange rates. For metals production, these contracts are intended to reduce the risk of falling prices on the Company’s future sales. Foreign currency derivative financial instruments, such as forward contracts, are used to manage the effects of exchange rate changes on foreign currency cost exposures. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative and any gains or losses arising from changes in fair value on derivatives are taken directly to earnings for the year. The fair value of forward currency and commodity contracts is calculated by reference to current forward exchange rates and prices for contracts with similar maturity profiles.
h)Inventories
Inventories include work in progress, concentrate, doré, processed silver and gold, heap leach inventory, and operating materials and supplies. Work in progress inventory includes ore stockpiles and other partly processed material. Stockpiles represent ore that has been extracted and is available for further processing. The classification of inventory is determined by the stage at which the ore is in the production process. Inventories of ore are sampled for metal content and are valued based on the lower of cost or estimated net realizable value ("NRV") based upon the period ending prices of contained metal. Cost is determined on a weighted average basis or using a first-in-first-out basis and includes all costs incurred in the normal course of business including direct material and direct labour costs and an allocation of production overheads, depreciation and amortization, and other costs, based on normal production capacity, incurred in bringing each product to its present location and condition. Material that does not contain a minimum quantity of metal to cover estimated processing expenses to recover the contained metal is not classified as inventory and is assigned no value. The work in progress inventory is considered part of the operating cycle which the Company classifies as current inventory and hence heap leach and stockpiles are included in current inventory. Quantities are assessed primarily through surveys and assays.
The Company then processes the ore through the crushing facility where the output is again weighed and sampled for assaying. A metallurgical reconciliation with the data collected from the mining operation is completed with appropriate adjustments made to previous estimates. The crushed ore is then transported to the leach pad for application of the leaching solution. The samples from the automated sampler are assayed each shift and used for process control. The quantity of leach solution is measured by flow meters throughout the leaching and precipitation process. The pregnant solution from the heap leach is collected and passed through the processing circuit to produce precipitate, which is reported and then smelted to produce doré bars.
The costs incurred in the construction of heap leach pads are capitalized to Mineral Properties, Plant and Equipment. Heap leach inventory represents silver and gold contained in ore that has been placed on the leach pad for cyanide irrigation. The heap leach process is a process of extracting silver and gold by placing ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained silver and gold, which is then recovered during the metallurgical process. When the ore is placed on the pad, an estimate of the recoverable ounces is made based on tonnage, ore grade and estimated recoveries of the ore type placed on the pad. The estimated recoverable ounces on the pad are used to compile the inventory cost.

PAN AMERICAN SILVER CORP.	14

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
The Company uses several integrated steps to scientifically measure the metal content of the ore placed on the leach pads. The tonnage, grade, and ore type to be mined in a period was first estimated using the Mineral Reserve model. As the ore body is drilled in preparation for the blasting process, samples are taken of the drill residue, which is assayed to determine their metal content and quantities of contained metal. The estimated recoverable ounces carried in the leach pad inventory are adjusted based on actual recoveries being experienced. Actual and estimated recoveries achieved are measured to the extent possible using various indicators including, but not limited to, individual cell recoveries, the use of leach curve recovery and trends in the levels of carried ounces depending on the circumstances or cumulative pad recoveries.
The Company allocates direct and indirect production costs to by-products on a systematic and rational basis. With respect to concentrate and doré inventory, production costs are allocated based on either gold or silver equivalent ounces contained within the respective concentrate and doré.
The inventory is stated at lower of cost or NRV, with cost being determined using a weighted average cost method. The ending inventory value of ounces associated with the leach pad is equal to opening recoverable ounces plus recoverable ounces placed less ounces produced plus or minus ounce adjustments.
The estimate of both the ultimate recovery expected over time and the quantity of metal that may be extracted relative to the time the leach process occurs requires the use of estimates, which rely upon laboratory test work and estimated models of the leaching kinetics in the heap leach pads. Test work consists of leach columns of up to 400 days duration with 150 days being the average, from which the Company projects metal recoveries up to three years in the future. The quantities of metal contained in the ore are based upon actual weights and assay analysis. The rate at which the leach process extracts gold and silver from the crushed ore is based upon laboratory column tests and actual experience. The assumptions used by the Company to measure metal content during each stage of the inventory conversion process include estimated recovery rates based on laboratory testing and assaying. The Company periodically reviews its estimates compared to actual experience and revises its estimates when appropriate. The ultimate recovery will not be known until the leaching operations cease.
Supplies inventories are valued at the lower of average cost and NRV using replacement cost plus cost to dispose, net of obsolescence. Concentrate and doré inventory includes product at the mine site, the port warehouse and product held by refineries.
i)Mineral Properties, Plant and Equipment ("MPPE")
On initial acquisition, MPPE are valued at cost, being the purchase price and the directly attributable costs of acquisition or construction required to bring the asset to the location and condition necessary for the asset to be capable of operating in the manner intended by management. When provisions for asset retirement obligation are recognized, the corresponding cost is capitalized as part of the cost of the related assets, representing part of the cost of acquiring the future economic benefits of the operation.
In subsequent periods, buildings, plant and equipment are stated at cost less accumulated depreciation and any impairment in value, whilst land is stated at cost less any impairment in value and is not depreciated.
Each asset or asset component's estimated useful life has due regard to both its own physical life limitations and the present assessment of economically recoverable reserves of the mine property at which the item is located, and to possible future variations in those assessments. Estimates of remaining useful lives and residual values are reviewed annually. Changes in estimates are accounted for prospectively.
The net carrying amounts of MPPE are reviewed for impairment either individually or at the cash-generating unit ("CGU") level when events and changes in circumstances indicate that the carrying amounts may not be recoverable. To the extent that these values exceed their recoverable amounts, that excess is recorded as an impairment charge.
In countries where the Company paid Value Added Tax (“VAT”) and where there is uncertainty of its recoverability, the VAT payments have either been capitalized to mineral property costs relating to the

PAN AMERICAN SILVER CORP.	15

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
property or expensed if it relates to mineral exploration. If the Company ultimately recovers previously capitalized amounts, the amount received will be applied to reduce mineral property costs or taken as a credit against current expenses depending on the prior treatment.
Expenditure on major maintenance or repairs includes the cost of the replacement of parts of assets and overhaul costs. Where an asset or part of an asset is replaced and it is probable that future economic benefits associated with the item will be available to the Company, the expenditure is capitalized and the carrying amount of the item replaced derecognized. Similarly, overhaul costs associated with major maintenance are capitalized and depreciated over their useful lives where it is probable that future economic benefits will be available and any remaining carrying amounts of the cost of previous overhauls are derecognized. All other costs are expensed as incurred.
Where an item of MPPE is disposed of or ceases to have a future economic benefit, it is derecognized and the difference between its carrying value and net sales proceeds is recorded as gain or loss on disposal in the SOE.
j)Operational mining properties and mine development
When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves (which occurs upon completion of a positive economic analysis of the mineral deposit), the costs incurred to develop such property including costs to further delineate the ore body and remove overburden to initially expose the ore body prior to the start of mining operations, are capitalized.
Costs associated with commissioning activities on constructed plants are capitalized from the date of mechanical completion of the facilities until the date the Company is ready to commence commercial production. These costs are then amortized using the units-of-production ("UOP") method (described below) over the life of the mine, commencing on the date of commercial production.
Acquisition costs related to the acquisition of land and mineral rights are capitalized as incurred. Prior to acquiring such land or mineral rights, the Company makes a preliminary evaluation to determine that the property has significant potential to economically develop the deposit. The time between initial acquisition and full evaluation of a property’s potential is dependent on many factors including: location relative to existing infrastructure, the property’s stage of development, geological controls and metal prices. If a mineable deposit is discovered, such costs are amortized when production begins. If no mineable deposit is discovered, such costs are expensed in the period in which it is determined the property has no future economic value.
Major development expenditures on producing properties incurred to increase production or extend the life of the mine are capitalized while ongoing mining expenditures on producing properties are charged against earnings as incurred.
k)Depreciation of MPPE
The carrying amounts of MPPE (including initial and any subsequent capital expenditure) are depreciated to their estimated residual value over the estimated useful lives of the specific assets concerned, or the estimated life of the associated mine or mineral lease, if shorter. Estimates of residual values and useful lives are reviewed annually and any change in estimate is taken into account in the determination of remaining depreciation charges, and adjusted if appropriate, at each SFP date. Changes to the estimated residual values or useful lives are accounted for prospectively. Depreciation commences on the date when the asset is available for use as intended by management.
i)UOP basis
For mining properties and leases and certain mining equipment, the economic benefits from the asset are consumed in a pattern which is linked to the production level. Except as noted below, such assets are depreciated on a UOP basis.

PAN AMERICAN SILVER CORP.	16

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
In applying the UOP method, depreciation is normally calculated using the quantity of material extracted from the mine in the period as a percentage of the total quantity of material to be extracted in current and future periods based on proven and probable reserves.
ii)Straight line basis
Assets within operations for which production is not expected to fluctuate significantly from one year to another or which have a physical life shorter than the related mine are depreciated on a straight line basis.
MPPE are depreciated over their useful life, or over the remaining life of the mine if shorter. The major categories of property, plant and equipment are depreciated on a UOP basis and/or straight-line basis as follows:

MPPE Category	MPPE Depreciation Method
Land	Not depreciated
Mobile equipment	2 to 10 years
Buildings and plant facilities	10 to 50 years
Mining properties and leases including capitalized evaluation and development expenditures	Based on applicable reserves on a UOP basis
Exploration and evaluation	Not depreciated until mine goes into production
Assets under construction	Not depreciated until assets are ready for their intended use
l)Exploration and evaluation
Exploration expenditures are incurred in the search for economic mineral deposits or the process of obtaining more information about existing mineral deposits and typically include costs associated with drilling, sampling, mapping and other activity related to the search for ore.
Evaluation expenditures are incurred to establish the technical and commercial viability of mineral deposits and typically include costs associated with determining optimal methods of extraction and metallurgical and treatment processes, permitting, and preparing economic evaluations.
Exploration expenditures are expensed as incurred. Evaluation expenditures are capitalized when management determines there is a high degree of confidence that future economic benefits will flow to the Company. Acquired exploration and evaluation projects and acquired exploration rights are recognized as assets at their cost of acquisition or at fair value if purchased as part of a business combination.
Capitalized exploration and evaluation expenditures are reclassified to Reserve and Resources within MPPE, in accordance with Note 3(j), once the technical feasibility and commercial viability are demonstrated.
m)Impairment (and reversals of impairment) of non-current assets
The Company reviews and tests the carrying amount of MPPE and intangible assets with finite lives when there is an indication of impairment or impairment reversal. Additionally, disposal groups held for sale are tested for impairment upon classification as a disposal group held for sale.
Impairment assessments on MPPE and intangible assets are conducted at the level of the CGU. The recoverable amount of a CGU is the higher of value in use ("VIU") and fair value less cost to sell. VIU is the net present value of expected future cash flows. Impairments are recognized for any excess of carrying value over the recoverable amount.
Where the recoverable amount is assessed using discounted cash flow techniques, the resulting estimates are based on detailed mine and/or production plans. The cash flow forecasts are based on best estimates of expected future revenues and costs, including the future cash costs of production, capital and reclamation. These may include net cash flows expected to be realized from extraction, processing and sale of mineral resources that do not currently qualify for inclusion in proven or probable ore reserves. Such non-reserve

PAN AMERICAN SILVER CORP.	17

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
material is included where there is a high degree of confidence in its economic extraction. This expectation is usually based on preliminary drilling and sampling of areas of mineralization that are contiguous with existing reserves. Typically, the additional evaluation to achieve reserve status for such material has not yet been done because this would involve incurring costs earlier than is required for the efficient planning and operation of the mine.
Where the recoverable amount of a CGU is dependent on the life of its associated ore, expected future cash flows reflect long-term mine plans, which are based on detailed research, analysis and iterative modeling to optimize the level of return from investment, output and sequence of extraction. The mine plan takes account all relevant characteristics of the ore, including waste to ore ratios, ore grades, haul distances, chemical and metallurgical properties of the ore affecting process recoveries and capacities of processing equipment that can be used. The mine plan is therefore the basis for forecasting production output in each future year and for forecasting production costs.
The Company’s cash flow forecasts are based on estimates of future commodity prices, which assume market prices will revert to the Company’s assessment of the long-term average price, generally over a period of three to five years. These assessments often differ from current price levels and are updated periodically.
The discount rates applied to the future cash flow forecasts represent an estimate of the rate the market would apply having regard to the time value of money and the risks specific to the asset for which the future cash flow estimates have not been adjusted, including appropriate adjustments for the risk profile of the countries in which the individual CGU operate. The great majority of the Company’s sales are based on prices denominated in USD. To the extent that the currencies of countries in which the Company produces commodities strengthen against the USD without commodity price offset, cash flows and, therefore, net present values are reduced.
Non-financial assets other than goodwill that have suffered impairment are tested for possible reversal of the impairment whenever events or changes in circumstances indicate that the impairment may have reversed.
n)Asset Retirement Obligations
The mining, extraction and processing activities of the Company normally give rise to obligations for site reclamation. Reclamation works can include facility decommissioning and dismantling; removal or treatment of waste materials; site and land rehabilitation. The extent of work required and the associated costs are dependent on the requirements of relevant authorities and the Company’s environmental policies. Provisions for the cost of each reclamation program are recognized at the time that environmental disturbance occurs. When the extent of disturbance increases over the life of an operation, the provision is increased accordingly. Costs included in the provision encompass all reclamation activity expected to occur progressively over the life of the operation and at the time of closure in connection with disturbances at the reporting date. Routine operating costs that may impact the ultimate reclamation activities, such as waste material handling conducted as an integral part of a mining or production process, are not included in the provision. Costs arising from unforeseen circumstances, such as the contamination caused by unplanned discharges, are recognized as an expense and liability when the event gives rise to an obligation which is probable and capable of reliable estimation. The timing of the actual reclamation expenditure is dependent upon a number of factors such as the life and nature of the asset, the operating license conditions, and the environment in which the mine operates. Reclamation expenditures may occur before and after closure and can continue for an extended period of time dependent on asset retirement obligation requirements. Asset retirement obligations provisions are measured at the expected value of future cash flows, discounted to their present value and determined according to the probability of alternative estimates of cash flows occurring for each operation. Discount rates used are specific to the underlying obligation. Significant judgments and estimates are involved in forming expectations of future activities and the amount and timing of the associated cash flows. Those expectations are formed based on existing environmental and regulatory requirements which give rise to a constructive or legal obligation.

PAN AMERICAN SILVER CORP.	18

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
When provisions for asset retirement obligation are initially recognized, the corresponding cost is capitalized as a component of the cost of the related asset, representing part of the cost of acquiring the future economic benefits of the operation. The capitalized cost of reclamation activities is recognized in MPPE and depreciated accordingly. The value of the provision is progressively increased over time as the effect of discounting unwinds, creating an expense recognized in interest and finance expense. Asset retirement obligation provisions are also adjusted for changes in estimates. Those adjustments are accounted for as a change in the corresponding capitalized cost, except where a reduction in the provision is greater than the un-depreciated capitalized cost of the related assets, in which case the capitalized cost is reduced to nil and the remaining adjustment is recognized in the SOE. In the case of closed sites, changes to estimated costs are recognized immediately in the SOE. Changes to the capitalized cost result in an adjustment to future depreciation and finance charges. Adjustments to the estimated amount and timing of future reclamation cash flows are a normal occurrence in light of the significant judgments and estimates involved.
The provision is reviewed at the end of each reporting period for changes to obligations, legislation or discount rates that impact estimated costs or lives of operations and adjusted to reflect current best estimate. The cost of the related asset is adjusted for changes in the provision resulting from changes in the estimated cash flows or discount rate and the adjusted cost of the asset is depreciated prospectively.
o)Share-based payments
The Company recognizes a stock based compensation expense for all compensation shares, share purchase options, and equity-settled restricted share units ("RSUs") awarded to employees and officers based on the fair values at the date of grant. The fair values at the date of grant for share purchase options and equity-settled RSUs are expensed over the respective vesting periods with a corresponding increase to equity. The fair value of share purchase options is determined using the Black-Scholes option pricing model with market related inputs as of the date of grant. Share purchase options with graded vesting schedules are accounted for as separate grants with different vesting periods and fair values. The fair value of equity-settled RSUs is the market value of the underlying shares at the date of grant. At the end of each reporting period, the Company re-assesses its estimates of the number of awards that are expected to vest and recognizes the impact of any revisions to this estimate in the SOE.
The Company recognizes a stock based compensation expense for performance share units (“PSUs”) which are awarded to eligible employees and are settled in cash. Compensation expense for the PSUs is recorded on a straight-line basis over the three year vesting period. This estimated expense is reflected as a component of net earnings over the vesting period of the PSUs with the related obligation recorded as a liability on the SFP. The amount of compensation expense is adjusted at the end of each reporting period to reflect (i) the fair market value of common shares plus the cash equivalent of any dividends distributed by the Company during the three year performance period; (ii) the number of PSUs anticipated to vest; and (iii) the anticipated performance factor.
The Company recognizes a stock based compensation expense for RSUs which are awarded to eligible employees and can be settled in cash or common shares. The estimated compensation expense for the RSUs is recorded on a straight-line basis over the three year vesting period and is reflected as a component of net earnings over the vesting period of the RSUs. For RSUs that the Company intends to settle in cash upon vesting, or the counterparty has the option to settle in cash or common shares, the Company records a liability for the obligation on the SFP, and the expense and liability are adjusted each reporting period to reflect (i) the changes in fair market value of common shares plus the cash equivalent of any dividends distributed by the Company during the three year performance period; and (ii) the number of RSUs anticipated to vest. For RSUs that the Company intends to settle in common shares, the Company expenses the fair value on the date of grant over the vesting period with a corresponding increase to equity.
The Company recognizes a stock based compensation expense for deferred share units ("DSUs") which are awarded to eligible directors, and can be settled in cash or common shares at the discretion of the Company when the eligible director ceases to hold all positions with the Company as a result of death, retirement, or

PAN AMERICAN SILVER CORP.	19

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
loss of office or employment. As the Company currently intends to settle the DSUs in cash, the Company records a liability for the obligation on the SFP, and the expense and liability are adjusted each reporting period to reflect (i) the changes in fair market value of common shares plus the cash equivalent of any dividends distributed by the Company and (ii) the number of DSUs anticipated to vest.
p)Income taxes
Taxation on the earnings or loss for the year comprises current and deferred tax. Taxation is recognized in the SOE except to the extent that it relates to items recognized in OCI or directly in equity, in which case the tax is recognized in OCI or equity.
Current tax is the expected tax payable on the taxable income for the year using rates enacted or substantively enacted at the year end, and includes any adjustment to tax payable in respect of previous years. Mining taxes and royalties are treated and disclosed as current and deferred taxes if they have the characteristics of an income tax.
Deferred tax is provided using the SFP liability method, providing for the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax assessment or deduction purposes. Where an asset has no deductible or depreciable amount for income tax purposes, but has a deductible amount on sale or abandonment for capital gains tax purposes, that amount is included in the determination of temporary differences.
The tax effect of certain temporary differences is not recognized, principally with respect to goodwill; temporary differences arising on the initial recognition of assets or liabilities (other than those arising in a business combination or in a manner that initially impacted accounting or taxable earnings); and temporary differences relating to investments in subsidiaries, jointly controlled entities and associates to the extent that the Company is able to control the reversal of the temporary difference and the temporary difference is not expected to reverse in the foreseeable future. The amount of deferred tax recognized is based on the expected manner and timing of realization or settlement of the carrying amount of assets and liabilities, with the exception of items that have a tax base solely derived under capital gains tax legislation, using tax rates enacted or substantively enacted at period end. To the extent that an item’s tax base is solely derived from the amount deductible under capital gains tax legislation, deferred tax is determined as if such amounts are deductible in determining future assessable income.
Deferred income tax assets are recognized and reviewed at each SFP date and are reduced or recognized only to the extent that it is probable that sufficient taxable earnings will be available for utilization. This assessment is based on management’s estimates of future taxable earnings and cash flows, which depend on assumptions regarding future production and sales volumes, commodity prices, reserves, operating, closure and decommissioning costs, capital expenditures, dividends and other capital management activities.
Deferred tax is measured on an undiscounted basis at the tax rates that are expected to apply in the periods in which the asset is realized or the liability is settled, based on tax rates and tax laws enacted or substantively enacted at the SFP date.
Judgments are required about the application of income tax legislation. These judgments and assumptions are subject to risk and uncertainty, hence there is a possibility that changes in circumstances will alter expectations, which may impact the amount of deferred tax assets and deferred tax liabilities recognized on the SFP and the amount of other tax losses and temporary differences not yet recognized. In such circumstances, some or the entire carrying amount of recognized deferred tax assets and liabilities may require adjustment, resulting in a corresponding credit or charge to the SOE.
q)Investments in Associates
An associate is an entity over which the investor has significant influence but not control and that is neither a subsidiary nor an interest in a joint venture. Significant influence is presumed to exist where the Company has between 20% to 50% of the voting rights, but can also arise when the Company has less than 20%, if the

PAN AMERICAN SILVER CORP.	20

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
Company has the power to participate in the financial and operating policy decisions affecting the entity. The Company's share of the net assets and net earnings or loss is accounted for in the consolidated financial statements using the equity method of accounting.
4. CHANGES IN ACCOUNTING STANDARDS

New and amended IFRS Accounting Standards that are effective for the current period
Amendment to IAS 21 - Lack of Exchangeability
Effective January 1, 2025, the Company adopted the Amendment to IAS 21 - Lack of Exchangeability. The amendments contain guidance to specify when a currency is exchangeable and how to determine the exchange rate when it is not, as well as associated disclosure requirements when it is concluded a currency is not exchangeable. The adoption of this amendment had no impact on its financial statements.
New and amended IFRS Accounting Standards not yet effective in the current period
Certain new accounting standards and interpretations have been published that are not mandatory for the current period and have not been early adopted.
IFRS 18 - Presentation and Disclosure in Financial Statements
In April 2024, IFRS 18 - Presentation and Disclosure in Financial Statements ("IFRS 18") was released. IFRS 18 replaces IAS 1 - Presentation of Financial Statements ("IAS 1") while carrying forward many of the requirements in IAS 1. IFRS 18 introduces new requirements to:
i.present specified categories and defined subtotals in the statement of earnings,
ii.provide disclosures on management-defined performance measures ("MPMs") in the notes to the financial statements,
iii.improve aggregation and disaggregation. Some of the requirements in IAS 1 are moved to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors and IFRS 7 Financial Instruments: Disclosures.
The IASB also made minor amendments to IAS 7 Statement of Cash Flows and IAS 33 Earnings per Share in connection with the new standard. IFRS 18 requires retrospective application with specific transition provisions. The Company is required to apply IFRS 18 for annual reporting periods beginning on or after January 1, 2027 with early adoption permitted. The Company is currently evaluating the impact of IFRS 18 on its financial statements.
5. SIGNIFICANT JUDGMENTS IN APPLYING ACCOUNTING POLICIES

Judgments that have the most significant effect on the amounts recognized in the Company’s Consolidated Financial Statements are as follows:
a)Capitalization of evaluation costs
The Company has determined that evaluation costs capitalized during the year relating to the operating mines and certain other exploration interests have potential future economic benefits and are potentially economically recoverable. In making this judgment, the Company has assessed various sources of information including but not limited to the geologic and metallurgic information, history of conversion of mineral deposits to proven and probable mineral reserves, scoping and feasibility studies, proximity to existing ore bodies, operating management expertise and required environmental, operating and other permits.

PAN AMERICAN SILVER CORP.	21

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
b)Functional currency
The functional currency for the Company and its subsidiaries is the currency of the primary economic environment in which each operates. The Company has determined that its functional currency and that of its subsidiaries is the USD. The determination of functional currency may require certain judgments to determine the primary economic environment. The Company reconsiders the functional currency used when there is a change in events and conditions which determined the primary economic environment.
c)Impairment, or impairment reversal, of mining interests
There is significant judgment involved in assessing whether any indications of impairment, or impairment reversal, exist for mining interests, with consideration given to both external and internal sources of information. Information the Company considers include changes in the market, economic and legal environment in which the Company operates that are not within its control that affect the recoverable amount of mining interests. Internal sources of information include the manner in which MPPE are being used or are expected to be used and indications of the economic performance of the assets. Estimates include but are not limited to estimates of the discounted future after-tax cash flows expected to be derived from the Company’s mining properties, costs to sell the mining properties and the appropriate discount rate. Changes in metal price forecasts, increases or decreases in estimated future costs of production, increases or decreases in estimated future capital costs, reductions or increases in the amount of recoverable mineral reserves and mineral resources and/or adverse or favorable current economics can result in a write-down or write-up of the carrying amounts of the Company’s mining interests.
In the years ended December 31, 2025 and 2024, no impairment indicators were identified and no impairment charges recorded.
d)MAG Acquisition Accounting
The Company concluded that MAG does not meet the definition of a business in accordance with IFRS 3 - Business Combinations, as substantially all of the fair value of the gross assets acquired are concentrated in the investment in Juanicipio. Accordingly, the Company accounted for the MAG Acquisition as an asset acquisition. The purchase consideration for the MAG Acquisition consists of both cash and equity. As such, the Company measured the equity component of the purchase price in accordance with IFRS 2 - Share-based payments, which requires the acquirer to measure the equity consideration based on the acquisition date fair values of the assets acquired and liabilities assumed, unless those fair values cannot be estimated reliably. Management was able to estimate reliably the fair value of the assets acquired and liabilities assumed. The Company identified, measured and recognized the individual assets acquired and liabilities assumed in accordance with the applicable IFRS Accounting Standards. The purchase price, including the attributable transaction costs, was allocated based on management's estimates of the relative fair values of the assets acquired and liabilities assumed. Additionally, no deferred tax liabilities are recognized for temporary differences arising from the initial recognition of the acquired assets and assumed liabilities.
e)Equity Accounting of Investment in Juanicipio
The Company has concluded that it has significant influence, but not control or joint control, over its investment in Juanicipio due to its 44% ownership interest and the terms of the underlying shareholders agreement between the Company and Fresnillo. Therefore, the investment in Juanicipio is accounted for as an investment in associate under the equity method in accordance with IAS 28 - Investment in Associates and Joint Ventures ("IAS 28").

PAN AMERICAN SILVER CORP.	22

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
6. KEY SOURCES OF ESTIMATION UNCERTAINTY IN THE APPLICATION OF ACCOUNTING POLICIES

Key sources of estimation uncertainty that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities are:
•Revenue recognition: Revenue from the sale of concentrate to independent smelters is recognized when control of the asset sold is transferred to the customer. The Company's concentrate sales contracts with third-party buyers, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. Final settlement is based on applicable commodity prices set on specified quotational periods, typically ranging from one month prior to shipment, and can extend to three months after the shipment arrives at the smelter and is based on average market metal prices. Sales revenue is commonly subject to adjustments based on an inspection of the product by the customer. In such cases, sales revenue is initially recognized on a provisional basis using the Company’s best estimate of contained metal, and adjusted subsequently. Revenues are recorded under these contracts at the time control passes to the buyer based on the expected settlement period. Revenue on provisionally priced sales is recognized based on estimates of the fair value of the consideration receivable based on forward market prices and estimated quantities. At each reporting date provisionally priced metal is marked to market based on the forward selling price for the quotational period stipulated in the contract. Variations between the price recorded at the date when control is transferred to the buyer and the actual final price set under the smelting contracts are caused by changes in metal prices resulting in the receivable being recorded at FVTPL. In a period of high price volatility, as experienced under current economic conditions, the effect of mark-to-market price adjustments related to the quantity of metal which remains to be settled with independent smelters could be significant. For changes in metal quantities upon receipt of new information and assay, the provisional sales quantities are adjusted.
•Estimated recoverable ounces: The carrying amounts of the Company’s mining properties are depleted based on recoverable ounces. Changes to estimates of recoverable ounces and depletable costs including changes resulting from revisions to the Company’s mine plans and changes in metal price forecasts can result in a change to future depletion rates.
•Mineral reserve estimates: The figures for mineral reserves and mineral resources are disclosed in accordance with National Instrument 43 - 101, “Standards of Disclosure for Mineral Projects”, issued by the Canadian Securities Administrators and in accordance with “Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines – adopted November 29, 2019 ”, prepared by the Canadian Institute of Mining, Metallurgy and Petroleum Mineral Resource and Mineral Reserve Committee. There are numerous uncertainties inherent in estimating mineral reserves and mineral resources, including many factors beyond the Company’s control. Such estimation is a subjective process, and the accuracy of any mineral reserve or mineral resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation. Differences between management’s assumptions including economic assumptions such as metal prices and market conditions could have a material effect in the future on the Company’s financial position and results of operation.
•Valuation of Inventory: In determining mine production costs recognized in the SOE, the Company makes estimates of quantities of ore stacked in stockpiles, placed on the heap leach pad and in process and the recoverable silver in this material to determine the average costs of finished goods sold during the period. Changes in these estimates can result in a change in mine operating costs of future periods and carrying amounts of inventories. Refer to Note 10 for details.
•Depreciation and amortization rates for MPPE: Depreciation and amortization expenses are allocated based on assumed asset lives and depreciation and amortization rates. Should the asset life or depreciation rate differ from the initial estimate, an adjustment would be made in the SOE prospectively. A change in the mineral reserve estimate for assets depreciated using the UOP method would impact depreciation expense prospectively.

PAN AMERICAN SILVER CORP.	23

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
•Estimation of reclamation costs and the timing of expenditures: The cost estimates are updated annually during the life of a mine to reflect known developments, (e.g. revisions to cost estimates and to the estimated lives of operations), and are subject to review at regular intervals. Asset retirement obligations and similar liabilities are estimated based on the Company’s interpretation of current regulatory requirements, constructive obligations and are measured at the best estimate of expenditures required to settle the present asset retirement obligations or similar liabilities that may occur upon reclamation of the mine at the end of its productive life. The carrying amount is determined based on the net present value of estimated future cash expenditures for the settlement of asset retirement obligations or similar liabilities that may occur upon reclamation of the mine. Such estimates are subject to change based on changes in laws and regulations and negotiations with regulatory authorities, and the Company's learned experience in the reclamation of assets. Refer to Note 16 for details on reclamation costs.
•Income taxes and recoverability of deferred tax assets: In assessing the probability of realizing income tax assets recognized, the Company makes estimates related to expectations of future taxable income, applicable tax rates and tax planning opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. In making its assessments, the Company gives additional weight to positive and negative evidence that can be objectively verified. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. The Company considers relevant tax planning opportunities that are within the Company’s control, are feasible and within management’s ability to implement. Examination by applicable tax authorities is supported based on individual facts and circumstances of the relevant tax position examined in light of all available evidence. Where applicable tax laws and regulations are either unclear or subject to ongoing varying interpretations, it is reasonably possible that changes in these estimates can occur that materially affect the amounts of income tax assets recognized. Also, future changes in tax laws could limit the Company from realizing the tax benefits from the deferred tax assets. The Company reassesses unrecognized income tax assets at each reporting period. Refer to Note 23 for further discussion on income taxes.
•Accounting for acquisitions: The fair value of assets acquired, liabilities assumed and the resulting goodwill, if any, require that management make certain judgments and estimates taking into account information available at the time of acquisition about market-based net asset value ("NAV") multiples and about future events, including, but not limited to, estimates of mineral reserves and resources acquired, exploration potential, future operating costs and capital expenditures, future metal prices, long-term foreign exchange rates, discount rates and tax rates.
•Provisions and contingencies: Due to the size, complexity and nature of the Company’s operations, various legal and tax matters are outstanding from time to time. In the event the Company’s estimates of the future resolution of these matters change, the Company will recognize the effects of the changes in its Consolidated Financial Statements on the date such changes occur. Refer to Note 27 for further discussion on contingencies.

PAN AMERICAN SILVER CORP.	24

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
7. MANAGEMENT OF CAPITAL

The Company’s objective when managing its capital is to maintain its ability to continue as a going concern while at the same time maximizing the growth of its business and providing returns to its shareholders. The Company’s capital structure consists of shareholders’ equity (comprising issued capital, share-based compensation reserve, investment revaluation reserve and deficit) with a balance of $7.0 billion as at December 31, 2025 (2024 - $4.7 billion), and debt with a balance of $714 million as at December 31, 2025 (2024 - $709 million). The Company manages its capital structure and makes adjustments based on changes to its economic environment and the risk characteristics of the Company’s assets. The Company’s capital requirements are effectively managed based on the Company having a thorough reporting, planning and forecasting process to help identify the funds required to ensure the Company is able to meet its operating and growth objectives.
The Company is not subject to externally imposed capital requirements and the Company’s overall objective with respect to capital risk management remains unchanged from the year ended December 31, 2024.
8. MAG ACQUISITION

On May 11, 2025, the Company entered into a definitive agreement with MAG to acquire all of the issued and outstanding common shares of MAG pursuant to a plan of arrangement under the Business Corporations Act (British Columbia).
On September 4, 2025, the MAG Acquisition was completed. The Company paid total consideration of $2,042 million, which is comprised of the components summarized in the following table:
Total purchase price:

Nature of consideration	Shares	Consideration
Cash	—	$500
Pan American common shares (1)	60,219	1,530
Transaction costs	—	12
Total purchase price	60,219	$2,042
(1)The value of the equity consideration is based on the fair value of the acquired assets and liabilities in accordance with IFRS 2 - Share Based Payments (Note 5(d) and Note 6).
The purchase price was allocated based on the relative fair value of the assets acquired and liabilities assumed as follows:
Allocation of the purchase price:

Assets acquired
Cash and cash equivalents	$102
Exploration properties	52
Property, plant and equipment	2
Investment in Juanicipio	1,888
Other assets	3
Liabilities assumed
Accounts payable and accrued liabilities	(2)
Other liabilities	(3)
Net assets acquired	$2,042

PAN AMERICAN SILVER CORP.	25

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
9. FINANCIAL INSTRUMENTS

a)Financial assets and liabilities by categories

December 31, 2025	Amortized cost	FVTPL	FVTOCI	Total
Financial Assets:
Cash and cash equivalents	$1,215	$—	$—	$1,215
Trade receivables from provisional concentrates sales (1)	—	112	—	112
Receivables not arising from sale of metal concentrates (1)	112	—	—	112
Investments	28	75	1	104
Contingent consideration (2)	—	36	—	36
Galleon Credit Facility	8	—	—	8
Non-current receivables	12	—	—	12
Derivative assets (3)	—	4	—	4
	$1,375	$227	$1	$1,603
Financial Liabilities:
Debt (4)	$714	$—	$—	$714
Accounts payable and accrued liabilities	$549	$—	$—	$549

December 31, 2024	Amortized cost	FVTPL	FVTOCI	Total
Financial Assets:
Cash and cash equivalents	$863	$—	$—	$863
Trade receivables from provisional concentrates sales (1)	—	31	—	31
Receivables not arising from sale of metal concentrates (1)	128	—	—	128
Investments	—	23	1	24
Contingent consideration (2)	—	37	—	37
	$991	$91	$1	$1,083
Financial Liabilities:
Derivative liabilities	$—	$13	$—	$13
Debt (4)	$709	$—	$—	$709
Accounts payable and accrued liabilities	$489	$—	$—	$489
(1)Included in Trade and other receivables.
(2)Included in Other non-current assets (Note 14).
(3)Included in Other assets (Note 11).
(4)The fair value of the Company’s Debt approximates its carrying value as at December 31, 2025.
b)Fair value Information
i) Fair Value Measurement
The categories of the fair value hierarchy that reflect the inputs to valuation techniques used to measure fair value are as follows:
Level 1:    Quoted prices in active markets for identical assets or liabilities;
Level 2:    Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and
Level 3:    Inputs for the asset or liability based on unobservable market data.

PAN AMERICAN SILVER CORP.	26

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
The levels in the fair value hierarchy into which the Company’s financial assets and liabilities that are measured and recognized on the Consolidated Financial Statements at fair value on a recurring basis were categorized as follows:

	At December 31, 2025			At December 31, 2024
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets and Liabilities:
Investments	$76	$—	$—	$25	$—	$—
Trade receivables from provisional concentrate sales	—	112	—	—	31	—
Derivative assets (1)	—	4	—	—	—	—
Contingent consideration (2)	—	—	36	—	—	37
Derivative liabilities	—	—	—	—	(13)	—
	$76	$116	$36	$25	$18	$37
(1)Included in Other assets (Note 11).
(2)Included in Other non-current assets (Note 14).
The methodology and assessment of inputs for determining the fair value of financial assets and liabilities as well as the levels of hierarchy for the Company’s financial assets and liabilities measured at fair value remains unchanged from that at December 31, 2024.
ii) Valuation Techniques
Investments
The Company’s investments are valued using quoted market prices in active markets and as such are classified within Level 1 of the fair value hierarchy and are primarily equity securities. The fair value of the equity securities is calculated using the quoted market price multiplied by the quantity of shares held by the Company.
Derivative assets and liabilities
The Company’s derivative assets and liabilities were comprised of foreign currency and commodity contracts, which are classified within Level 2 of the fair value hierarchy and valued using observable market prices.
Receivables from provisional concentrate sales
A portion of the Company’s trade receivables arose from provisional concentrate sales and are classified within Level 2 of the fair value hierarchy and valued using quoted market prices based on the forward London Metal Exchange for copper, zinc and lead and the London Bullion Market Association P.M. fix for gold and silver.
Contingent consideration ("Contingent Consideration")
The Contingent Consideration (Note 14) receivable from the disposition of La Arena S.A. ("La Arena") is contingent upon successful commencement of commercial production at the La Arena II project and is classified within Level 3 of the fair value hierarchy and valued using a discounted future cash flow model ("DCF"). The key unobservable inputs, which are not materially sensitive, include the estimated time to commercial production and the risk-adjusted weighted average cost of capital ("WACC").

PAN AMERICAN SILVER CORP.	27

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
c)Financial Instruments and related risks
The Company has exposure to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives for growth and shareholder returns. The principal financial risks to which the Company is exposed are:
i)Credit risk
ii)Liquidity risk
iii)Market risk
1. Currency risk
2. Interest rate risk
3. Price risk
The Company’s Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework and reviews the Company’s policies on an ongoing basis.
i) Credit Risk
Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s trade receivables and cash and cash equivalents. The carrying value of trade receivables and cash and cash equivalents represents the maximum credit exposure.
The Company has concentrate contracts to sell the zinc, lead, copper and silver concentrates produced by the Minera Florida, Huaron, San Vicente and La Colorada mines. While the majority of revenue is collected on delivery, the terms of these contracts defer final settlement of revenue, subject to change in both price and quantity, until predefined quotational periods are closed, thereby introducing the Company to credit risk of the buyers of concentrates. At December 31, 2025, the Company had receivable balances associated with buyers of its concentrates of $112 million (December 31, 2024 - $31 million). The vast majority of the Company’s concentrate is sold to a limited number of concentrate buyers.
Doré production is refined under long-term agreements with fixed refining terms at seven separate refineries worldwide. The Company generally retains the title to the precious metals throughout the process of refining and therefore is exposed to the risk that the refineries will not be able to perform in accordance with the refining contract and that the Company may not be able to fully recover precious metals in such circumstances. At December 31, 2025, the Company had approximately $41 million (December 31, 2024 - $69 million) of precious metal inventory at refineries. The Company maintains insurance coverage against the loss of precious metals at the Company’s mine sites, and in-transit to refineries. Risk is transferred to the refineries at various stages from mine site to refinery.
Management constantly monitors and assesses the credit risk and considers credit risk when allocating prospective sales and refining business to counterparties. In making allocation decisions, management attempts to avoid high concentration of credit risk to any single counterparty.
The Company invests its cash and cash equivalents, which also has credit risk, with the objective of maintaining safety of principal and providing adequate liquidity to meet all current payment obligations. The Company's cash and cash equivalents are held with reputable, highly rated financial institutions, primarily within the United States and Canada. The cash and cash equivalents are diversified across multiple financial institutions and exposure is limited to 40% for any single financial institution, in accordance with the Company's cash management policy.

PAN AMERICAN SILVER CORP.	28

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
Cash and cash equivalents, trade accounts receivable and other receivables that represent the maximum credit risk to the Company consist of the following:

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$1,215	$863
Trade accounts receivable (1)	112	31
Supplier advances (1)	8	7
(1)Included in Trade and other receivables.
ii) Liquidity Risk
Liquidity risk is the risk that an entity will not be able to meet its financial obligations as they come due. The Company has in place a rigorous planning, budgeting and forecasting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis, its growth plans and its dividend distributions. The Company ensures that sufficient committed loan facilities exist to meet its short-term business requirements, taking into account its anticipated cash flows from operations and its holdings of cash and cash equivalents.
As at December 31, 2025, the Company continues to maintain its ability to meet its financial obligations as they come due.
In the normal course of business, the Company enters into contracts that give rise to commitments for future minimum payments. The following tables summarize the remaining contractual maturities of the Company's financial liabilities and operating and capital commitments on an undiscounted basis:

Payments due by period December 31, 2025
	Within 1 year	2 - 3 years	4- 5 years	After 5 years	Total
Accounts payable and accrued liabilities other than:	$512	$—	$—	$—	$512
Severance liabilities	2	17	12	39	70
Payroll liabilities	35	—	—	—	35
Total accounts payable and accrued liabilities	$549	$17	$12	$39	$617
Income tax payables	164	—	—	—	164
Repayment of principal	5	280	—	429	714
Interest and standby fees	29	43	26	8	106
Provisions (1)(2)	12	11	2	10	35
Future payroll liabilities	9	45	—	3	57
Total contractual obligations (2)	$768	$396	$40	$489	$1,693
(1)Total litigation provision (Note 16).
(2)Amounts above do not include payments related to asset retirement obligations (current $34 million, non-current $566 million) discussed in Note 16, and lease obligations discussed in Note 17.

PAN AMERICAN SILVER CORP.	29

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)

Payments due by period December 31, 2024
	Within 1 year	2 - 3 years	4- 5 years	After 5 years	Total
Accounts payable and accrued liabilities other than:	$472	$—	$—	$—	$472
Severance liabilities	8	12	8	32	60
Payroll liabilities	10	—	—	—	10
Total accounts payable and accrued liabilities	490	12	8	32	542
Income tax payables	102	—	—	—	102
Other liabilities	13	—	—	—	13
Repayment of principal	7	283	—	419	709
Interest and standby fees	29	57	28	21	135
Provisions (1)(2)	5	9	3	7	24
Future payroll liabilities	2	27	—	3	32
Total contractual obligations (2)	$648	$388	$39	$482	$1,557
(1)Total litigation provision (Note 16).
(2)Amounts above do not include payments related to asset retirement obligations (current: $28 million, non-current: $411 million) discussed in Note 16 and lease obligations (Note 17).
iii) Market Risk
1.Currency Risk
The Company reports its financial statements in USD; however, the Company operates in jurisdictions that utilize other currencies. As a consequence, the financial results of the Company’s operations as reported in USD are subject to changes in the value of the USD relative to local currencies. Since the Company’s sales are denominated in USD and a portion of the Company’s operating costs and capital spending are in local currencies, the Company is negatively impacted by strengthening local currencies relative to the USD and positively impacted by the inverse.
The Company’s net earnings are affected by the revaluation of its monetary assets and monetary liabilities at each SFP date. The Company has reviewed its monetary assets and monetary liabilities and is exposed to foreign exchange risk through financial assets and liabilities and deferred tax assets and liabilities denominated in currencies other than USD, as shown in the table below. The Company estimates that a 10% change in the exchange rate of the foreign currencies in which its December 31, 2025 non-USD net monetary liabilities were denominated would result in an income before taxes change of about $65 million (2024 - $71 million).
The Company is exposed to currency risk through the following financial assets and liabilities, and deferred tax assets and liabilities denominated in foreign currencies:

At December 31, 2025	Cash and investments	Other current and non-current assets	Income taxes receivable (payable), current and non-current	Accounts payable, accrued liabilities and non-current liabilities	Deferred tax assets and liabilities
Canadian dollar	$102	$9	$2	$(94)	$(12)
Mexican peso	7	17	—	(26)	8
Argentine peso	1	35	1	(43)	17
Bolivian boliviano	6	13	(28)	(9)	3
European euro	—	—	(2)	—	—
Peruvian sol	7	11	(34)	(76)	(38)
Guatemala quetzal	—	—	—	(8)	—
Chilean peso	3	8	(60)	(84)	(2)
Brazilian real	4	7	(21)	(44)	(328)
	$130	$100	$(142)	$(384)	$(352)

PAN AMERICAN SILVER CORP.	30

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)

At December 31, 2024	Cash and investments	Other current and non-current assets	Income taxes receivable (payable), current and non-current	Accounts payable, accrued liabilities and non-current liabilities	Deferred tax assets and liabilities
Canadian dollar	$40	$6	$(7)	$(67)	$(9)
Mexican peso	8	20	13	(28)	13
Argentine peso	—	44	1	(74)	(10)
Bolivian boliviano	10	9	(18)	(7)	—
Peruvian sol	3	25	(32)	(40)	(55)
Guatemala quetzal	—	—	—	(6)	—
Chilean peso	7	6	(16)	(77)	(61)
Brazilian real	1	4	(15)	(43)	(353)
	$69	$114	$(74)	$(342)	$(475)
At December 31, 2025, the Company had outstanding positions on its foreign currency exposure of Canadian dollar ("CAD") and Brazilian real ("BRL") purchases. The Company recorded the following derivative gains and losses on currencies for the years ended December 31, 2025 and 2024:

	2025	2024
Mexican peso gains (losses)	$3	$(3)
Canadian dollar gains (losses)	5	(6)
Chilean peso gains (losses)	6	(6)
Brazilian real gains (losses)	15	(10)
	$29	$(25)
2.Interest Rate Risk
Interest rate risk is the risk that the fair values and future cash flows of the Company will fluctuate because of changes in market interest rates. The average interest rate earned by the Company during the years ended December 31, 2025 on its cash and cash equivalents and investments was 3% (2024 - 3%). A 10% increase or decrease in the interest earned from financial institutions on cash and cash equivalents and investments would result in a $3 million change in the Company’s earnings before income taxes (2024 – $1 million).
At December 31, 2025, the Company has not drawn on its $750 million revolving Credit Facility (“Credit Facility”), with a maturity date of November 24, 2028 (Note 18).
The Company has two senior notes (see Note 18): senior notes with a fixed 4.63% coupon and maturing in December 2027; and senior notes with a fixed 2.63% coupon and maturing in August 2031 (collectively the "Senior Notes"). As the Senior Notes bear interest at fixed rates, they are not subject to interest rate risk.
3.Price Risk
Metal price risk is the risk that changes in metal prices will affect the Company’s revenue or the value of its related financial instruments. The Company derives its revenue from the sale of silver, gold, lead, copper, and zinc. The Company’s sales are directly dependent on metal prices that have shown significant volatility and are beyond the Company’s control. Consistent with the Company’s mission to provide equity investors with exposure to changes in precious metal prices, the Company’s current policy is not to hedge the price of precious metals.

PAN AMERICAN SILVER CORP.	31

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
A 10% increase in all metal prices as at December 31, 2025, would result in an increase of approximately $354 million (2024 – $281 million) in the Company’s annual revenues. A 10% decrease in all metal prices as at the same period would result in a decrease of approximately $358 million (2024 - $282 million) in the Company’s annual revenues. The Company also enters into provisional concentrate contracts to sell the silver, zinc, lead and copper concentrates. We have provisionally priced sales for which price finalization, referenced to the relevant zinc, lead, copper and silver index, is outstanding at the SFP date. A 10% increase (decrease) in metals prices on open positions of zinc, lead, copper and silver for provisional concentrate contracts for the year ended December 31, 2025 would result in $12 million increase (decrease) (2024 - $5 million) in the Company’s before tax earnings.
The Company mitigates the price risk associated with its base metal production by committing some of its forecasted base metal production from time to time under forward sales and option contracts. The Board of Directors continually assesses the Company’s strategy towards its base metal exposure, depending on market conditions.
The Company did not have any base metal or diesel fixed-pricing contracts as at December 31, 2025 and 2024.
10. INVENTORIES

	December 31, 2025	December 31, 2024
Stockpile ore	$70	$68
Concentrate inventory	27	32
Heap leach and in process inventory	241	224
Doré and finished inventory	105	131
Materials and supplies	197	181
Total inventories	640	636
Less: current portion of inventories	(588)	(606)
Non-current portion of inventories(1)	$52	$30
(1)Includes $22 million (December 31, 2024 - $22 million) in supplies at the Escobal mine, which have been classified as non-current pending the restart of operations.
Total inventories held at NRV amounted to $48 million at December 31, 2025 (December 31, 2024 – $76 million). The following table summarizes NRV (recoveries) charges included in production costs and depreciation and amortization:

	2025	2024
Production costs	$(20)	$21
Depreciation and amortization	(14)	50
Total NRV (recoveries) charges	$(34)	$71
11. OTHER ASSETS

	December 31, 2025	December 31, 2024
Insurance prepaids	$8	$8
Other prepaids	21	24
Derivative assets	4	—
	$33	$32

PAN AMERICAN SILVER CORP.	32

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
12. MINERAL PROPERTIES, PLANT AND EQUIPMENT

	Mining Properties
	Depletable	Non-depletable
	Reserves and Resources	Reserves and Resources	Exploration and Evaluation	Plant and Equipment	Total
Carrying value
As at January 1, 2025
Net of accumulated depreciation	$2,132	$1,625	$510	$1,058	$5,325
Additions	264	27	8	111	410
MAG Acquisition (Note 8)	—	—	52	2	54
Disposals	(1)	—	—	(7)	(8)
Disposition of subsidiaries	—	—	(68)	—	(68)
Depreciation and amortization (1)(2)	(300)	(2)	—	(211)	(513)
Depreciation charge captured in inventory	39	—	—	—	39
Transfers	(71)	(86)	—	157	—
Asset retirement obligations – changes in estimate (Note 16)	95	4	—	—	99
As at December 31, 2025	$2,158	$1,568	$502	$1,110	$5,338
Cost as at December 31, 2025	$4,614	$2,439	$548	$2,260	$9,861
Accumulated depreciation and impairments	(2,456)	(871)	(46)	(1,150)	(4,523)
Carrying value – December 31, 2025	$2,158	$1,568	$502	$1,110	$5,338
(1)Includes $2 million of depreciation and amortization included in mine care and maintenance for the year ended December 31, 2025.
(2)Excludes $14 million of depreciation and amortization related to the NRV recoveries on inventories (Note 10).

	Mining Properties
	Depletable	Non-depletable
	Reserves and Resources	Reserves and Resources	Exploration and Evaluation	Plant and Equipment	Total
Carrying value
As at January 1, 2024
Net of accumulated depreciation	$2,413	$1,632	$632	$998	$5,675
Additions	287	21	2	84	394
Net smelter return royalties acquired	—	—	30	—	30
Disposals	(1)	(1)	—	(7)	(9)
Disposition of subsidiaries	(103)	—	(117)	(3)	(223)
Depreciation and amortization (1)(2)	(312)	(1)	—	(209)	(522)
Depreciation charge captured in inventory	(41)	—	—	—	(41)
Transfers	(132)	(26)	(37)	195	—
Asset retirement obligations – changes in estimate (Note 16)	21	—	—	—	21
As at December 31, 2024	$2,132	$1,625	$510	$1,058	$5,325
Cost as at December 31, 2024	$4,245	$2,497	$563	$2,192	$9,497
Accumulated depreciation and impairments	(2,113)	(872)	(53)	(1,134)	(4,172)
Carrying value – December 31, 2024	$2,132	$1,625	$510	$1,058	$5,325
(1)Includes $1 million of depreciation and amortization included in mine care and maintenance for the year ended December 31, 2024.
(2)Excludes $50 million of depreciation and amortization related to the NRV charges on inventories (Note 10).

PAN AMERICAN SILVER CORP.	33

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)

		December 31, 2025			December 31, 2024
		Cost	Accumulated Depreciation, Amortization and Impairment	Carrying Value	Cost	Accumulated Depreciation, Amortization and Impairment	Carrying Value
Producing:
Brazil	Jacobina	$1,735	$(281)	$1,454	$1,617	$(200)	$1,417
Chile	El Peñon	556	(175)	381	496	(122)	374
	Minera Florida	216	(51)	165	183	(29)	154
Peru	Huaron	370	(183)	187	337	(159)	178
	Shahuindo	819	(396)	423	725	(331)	394
Mexico	La Colorada	514	(264)	250	474	(241)	233
	Dolores	1,734	(1,734)	—	1,748	(1,744)	4
Argentina	Cerro Moro(1)	185	(112)	73	162	(61)	101
Bolivia	San Vicente	176	(145)	31	166	(137)	29
Canada	Timmins	488	(232)	256	445	(197)	248
	Other	84	(36)	48	83	(26)	57
		$6,877	$(3,609)	$3,268	$6,436	$(3,247)	$3,189
Non-Producing:
	Land	$14	$(1)	$13	$14	$(1)	$13
Brazil	Jacobina	902	—	902	952	—	952
Chile	El Peñon(2)	201	—	201	228	—	228
	Minera Florida	27	—	27	29	—	29
	La Pepa	—	—	—	50	—	50
Mexico	Minefinders	77	(37)	40	77	(37)	40
	La Colorada	164	—	164	139	—	139
Argentina	Navidad	567	(376)	191	567	(376)	191
Guatemala	Escobal	264	(7)	257	261	(5)	256
Canada	Timmins	72	—	72	68	—	68
	Larder(5)	52	—	52	—	—	—
	Other(3)(4)	644	(493)	151	676	(506)	170
		$2,984	$(914)	$2,070	$3,061	$(925)	$2,136
Total		$9,861	$(4,523)	$5,338	$9,497	$(4,172)	$5,325
(1)Includes a commitment to Royal Gold Inc. ("Royal Gold") to deliver, for 30% of the spot silver price, 20% of the silver produced by Cerro Moro up to a maximum of 1.2 million ounces annually until 7.0 million ounces have been delivered, after which the Company is committed to deliver to Royal Gold 9% of the remaining life of mine silver production for 30% of the spot silver price. As at December 31, 2025, the Company has delivered 7.0 million ounces.
(2)Includes net smelter royalty interests on the Jeronimo Project ($11 million) (2024 - $11 million).
(3)Includes net smelter royalty interests on the MARA Project ($90 million) (2024 - $90 million).
(4)Includes net smelter royalty interests on the La Arena II Project ($30 million) (2024 - $30 million).
(5)The Larder exploration property was acquired on September 4, 2025 as part of the MAG Acquisition (Note 8)
Dispositions
La Pepa
On September 22, 2025, the Company completed the disposition of its 80% ownership in the La Pepa project for net proceeds of $40 million and reported a gain on disposition of $7 million. The associated non-controlling interest of $8 million was derecognized upon disposition.

PAN AMERICAN SILVER CORP.	34

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
La Arena
On December 2, 2024, the Company completed the disposition of its 100% interest in La Arena. The total $307 million cash proceeds received on closing date included an estimated net working capital amount ("NWC") that was subject to final adjustments per the share purchase agreement. The Company finalized the NWC with the purchaser in December 2025 and recorded a negative adjustment of $31 million which was repaid by the Company during December 2025.
13. INVESTMENT IN JUANICIPIO

The Company has significant influence over its investment in Juanicipio due to its 44% ownership interest, therefore accounts for the investment using the equity method in accordance with IAS 28.
Juanicipio is governed by a shareholders’ agreement and by corporate by-laws. All costs relating to Juanicipio that are not covered by operating cash flows generated by Juanicipio are required to be shared by the Company and Fresnillo pro-rata based on the ownership interests in Juanicipio, and if either party does not fund pro-rata, their ownership interest will be diluted in accordance with the shareholders’ agreement and by-laws.
Changes during the period in the Company’s investment in Juanicipio are detailed as follows:

2025
Investment in Juanicipio, opening balance	$—
Acquisition of Investment in Juanicipio (Note 8)	1,888
Dividends paid to Pan American	(44)
Income from equity accounted investment in Juanicipio	77
Investment in Juanicipio, closing balance	$1,921
A summary of the statement of financial position of Juanicipio at December 31, 2025 is as follows:

	December 31, 2025
	100%	44%
Cash and cash equivalents	$288	$127
Other current assets	177	78
Non-current assets	724	318
Current liabilities	(164)	(72)
Non-current liabilities	(21)	(9)
Net assets	$1,004	$442
Acquisition fair value and other accounting adjustments		1,479
Carrying amount of Investment in Juanicipio		$1,921
A summary of the statement of earnings from the date of acquisition to December 31, 2025 is as follows:

	2025
	100%	44%
Revenue	$373	$164
Production costs and royalties	(59)	(26)
Depreciation and amortization	(40)	(18)
Mine operating earnings	274	120
Net income and comprehensive income	$197	$86
Depreciation and amortization of acquisition fair value adjustments		(9)
Income from investment in Juanicipio		$77

PAN AMERICAN SILVER CORP.	35

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
A summary of the statement of cash flows from the date of acquisition to December 31, 2025 is as follows:

	2025
	100%	44%
Cash and cash equivalents at the beginning of the period	$163	$72
Cash from operating activities	242	106
Cash used in investing activities	(17)	(7)
Cash used in financing activities	(100)	(44)
Cash and cash equivalents at the end of the period	$288	$127
14. OTHER NON-CURRENT ASSETS

	December 31, 2025	December 31, 2024
Non-current prepaids	$23	$23
Contingent Consideration	36	37
Escrow funds	10	6
Investment in Galleon Gold	27	—
Galleon Gold Credit Facility	8	—
Non-current receivables	12	—
Other	3	6
	$119	$72
Contingent Consideration
On December 2, 2024, the Company completed the disposition of its 100% interest in La Arena to Zijin Mining Group Co., Ltd. ("Zijin"). In accordance with the share purchase agreement for the sale, Zijin granted the Company Contingent Consideration of $50 million payable in cash contingent upon the commencement of commercial production from the La Arena II project.
Upon initial recognition, the Company recorded the contingent consideration at a fair value of $37 million, estimated using a DCF. In accordance with IFRS 9 - Financial Instruments, the fair value is to be re-measured at the end of each reporting period with changes recognized in the SOE. The fair value of the contingent consideration as at December 31, 2025 was determined to be $36 million (December 31, 2024 - $37 million), and the change in the fair value during the years ended December 31, 2025 of $1 million loss (2024 - $nil) was recorded to Other expense/income.
Galleon Gold Corp
During the year ended December 31, 2025, the Company made three investments in Galleon Gold Corp ("Galleon") to finance Galleon's exploration activities on its West Cache Gold Project with a planned 86,500-tonne bulk sample program.
The investments consist of the following components:
•$6 million (CAD$8 million) convertible debenture;
•the purchase of 18,750,000 common shares and 9,375,000 common share purchase warrants for an aggregate $8 million (CAD$11 million), acquired through a private placement; and
•$34 million (CAD$46 million) non-revolving credit facility, $8 million (CAD$11 million) of which was drawn upon as at December 31, 2025.
The Company evaluated and concluded that through these investments, it has the ability to influence Galleon's operating and financial policies, and accordingly has significant influence over Galleon, but not control or joint control. The common shares, warrants and convertible debenture have all been recorded as components of the Company’s cost of the investment in associate using the equity method in accordance with IAS 28 based on their respective fair values on the date significant influence was obtained (December 29, 2025). As at December 31,

PAN AMERICAN SILVER CORP.	36

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
2025, the Company holds approximately 15% of Galleon’s issued and outstanding common shares with a fair market value of $15 million.
15. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31, 2025	December 31, 2024
Trade account payables(1)	$187	$194
Royalty payables	55	38
Other accounts payable and accrued liabilities	128	118
Payroll and severance liabilities	157	108
Value added tax liabilities	5	11
Other tax payables	17	20
	$549	$489
(1)No interest is charged on trade accounts payable ranging from 30 to 60 days from the invoice date. The Company has policies in place to ensure that all payables are paid within the credit terms.
16. PROVISIONS

	2025	2024
Asset retirement obligations, opening balance	$438	$447
Reclamation paid	(15)	(25)
Revisions in estimates and obligations	151	74
Accretion expense (Note 22)	26	31
Dispositions	—	(89)
Asset retirement obligations, closing balance	600	438
Litigation	35	25
Dispositions	—	(1)
Total provisions	$635	$462

Current	$46	$35
Non-current	$589	$427
Asset Retirement Obligation Provision
The inflated and discounted provision on the SFP as at December 31, 2025, using a weighted average inflation rate of 3% (2024 - 3%) and discount rates of 3% to 7% (2024 - 3% to 10%), was $600 million (2024 - $438 million). Revisions made to the asset retirement obligations in 2025 were primarily a result of revisions to the estimate based on periodic reviews of closure plans, actual expenditures incurred, and concurrent reclamation activities completed. These obligations will primarily be funded from operating cash flows and cash on hand.
As the MPPE at certain operations in reclamation have reached the end of their useful lives, updated studies were performed which resulted in changed plans, and accordingly $49 million (2024 - $54 million) of the revisions in asset retirement obligations were recognized in the SOE with the balance of the revisions in mine retirement obligations recognized in the cost of the associated MPPE.
The accretion expense charged to 2025 earnings as finance expense was $26 million (2024 - $31 million). Reclamation expenditures paid during the current year were $15 million (2024 - $25 million).
Litigation Provision
The litigation provision, as at December 31, 2025 and 2024, consists primarily of amounts accrued for labour claims in the Company’s operating jurisdictions, along with certain other proceedings. The balance of $35 million at December 31, 2025 (2024 - $24 million) represents the Company’s present obligations related to known and potential claims for which payment is probable and the amount can be reliably estimated. The timing of any expected payments is uncertain as their determination is outside the control of the Company.

PAN AMERICAN SILVER CORP.	37

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
17. LEASES

Right-of-use Assets ("ROU")
The following table summarizes changes in ROU for the year ended December 31, 2025, which have been recorded in mineral properties, plant and equipment:

	December 31, 2025	December 31, 2024
Opening net book value	$106	$105
Additions	85	58
Depreciation	(44)	(45)
Dispositions	—	(2)
Other	(1)	(10)
Closing net book value	$146	$106
Lease obligations
The following table presents a reconciliation of the Company's undiscounted cash flows at December 31, 2025 and December 31, 2024 to their present value for the Company's lease obligations:

	December 31, 2025	December 31, 2024
Within one year	$58	$47
Between one and five years	82	49
Beyond five years	19	21
Total undiscounted lease obligations	159	117
Less: future interest charges	(21)	(22)
Total discounted lease obligations	$138	$95

Current	$53	$41
Non-current	$85	$54
18. DEBT

	December 31, 2024	Repayments	Accrued Interest	December 31, 2025
Senior note maturing December 2027	$276	$—	$2	$278
Senior note maturing August 2031	420	—	10	430
Construction loans	13	(7)	—	6
Total debt	$709	$(7)	$12	$714

	December 31, 2023	Repayments	Accrued Interest	December 31, 2024
Senior note maturing December 2027	$274	$—	$2	$276
Senior note maturing August 2031	410	—	10	420
Construction loans	20	(7)	—	13
Total debt	$704	$(7)	$12	$709

Debt classification	December 31, 2025	December 31, 2024
Current	$5	$7
Non-current	$709	$702

PAN AMERICAN SILVER CORP.	38

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
Senior Notes
The Company has the following Senior Notes: $283 million in aggregate principal with a 4.63% coupon and maturing in December 2027; and $500 million in aggregate principal with a 2.63% coupon and maturing in August 2031. These Senior Notes are unsecured with interest payable semi-annually. Each series of Senior Notes is redeemable, in whole or in part, at the Company's option, at any time prior to maturity, subject to make-whole provisions. The Senior Notes are accreted to the face value over their respective terms and were recorded at fair value upon acquisition using an effective interest rate of 5.52%.
Credit Facility
The Credit Facility has a limit of $750 million plus an accordion feature for up to an additional $250 million, which is available at the discretion of the lenders. As of December 31, 2025, the Company was in compliance with all financial covenants under the Credit Facility, which was undrawn. The borrowing costs under the Credit Facility are based on the Company's credit ratings from Moody's and S&P Global at either: (i) SOFR plus 1.25% to 2.40% or; (ii) The Bank of Nova Scotia's Base Rate on U.S. dollar denominated commercial loans plus 0.15% to 1.30%. Under the ratings based pricing, undrawn amounts under the Credit Facility are subject to a stand-by fee of 0.23% to 0.46% per annum, dependent on the Company's credit rating and subject to pricing adjustments based on sustainability performance ratings and scores. The Credit Facility matures on November 24, 2028.
Construction loans
In June 2021 and May 2022, the Company entered into USD denominated five-year loans with a Peruvian financial institution for construction financing. The June 2021 loan bears a 3.60% interest rate per annum and requires quarterly repayments while the May 2022 loan bears 2.15% interest per annum and requires monthly repayments.
As at December 31, 2025, the carrying value of all construction loans was $6 million (2024 - $13 million).
Interest and Finance expense
For the years ended December 31, 2025, the Company paid $2 million (2024 - $2 million) in standby charges on undrawn amounts related to the Credit Facility and $36 million (2024 - $35 million) in interest on the senior notes and construction loans.
19. OTHER NON-CURRENT LIABILITIES

	December 31, 2025	December 31, 2024
Deferred credit(1)	$21	$21
Deferred revenue(2)	13	13
Severance liabilities(3)	68	57
Other non-current liabilities	4	3
	$106	$94
(1)Represents the obligation to deliver future silver production of Navidad pursuant to a silver stream contract.
(2)Represents the obligation to deliver 100% of the future gold production from La Colorada and 5% of the future gold production from La Bolsa, which is in the exploration stage.
(3)Includes $59 million of Chilean severances (2024 - $50 million) required by local labour laws.

PAN AMERICAN SILVER CORP.	39

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
20. SHARE CAPITAL AND EMPLOYEE COMPENSATION PLANS

Share-based awards (stock options, restricted share units ("RSUs"), performance share units ("PSUs") and deferred share units ("DSUs"))
For the year ended December 31, 2025, the Company recorded the following share-based compensation expense included as a component of general and administrative expense:

	2025	2024
Stock options and equity-settled RSUs	$2	$—
PSUs	25	6
RSUs intended to be settled in cash	18	7
DSUs	6	1
Total share-based compensation expense	$51	$14
The following table summarizes the changes in stock options and RSUs to be settled in equity for the year ended December 31, 2025:

	Stock Options		Equity-settled RSUs
	Number Outstanding	Weighted Average Exercise Price CAD$	Number Outstanding	Weighted Average Fair Value Price CAD$
As at December 31, 2023	513	$22.32	—	$—
Granted	—	—	159	31.60
Exercised	(101)	20.07	—	—
Forfeited	(16)	22.25	—	—
As at December 31, 2024	396	$22.90	159	$31.60
Granted	—	—	90	68.41
Exercised / Settled	(202)	23.15	(48)	31.61
Expired	(1)	22.95	—	—
Forfeited	(30)	22.92	(17)	31.61
As at December 31, 2025	163	$22.57	184	$49.88
The following table summarizes information about the Company's stock options outstanding at December 31, 2025:

	Options Outstanding			Options Exercisable
Range of Exercise Prices CAD$	Number Outstanding as at December 31, 2025	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price CAD$	Number Outstanding as at December 31, 2025	Weighted Average Exercise Price CAD$
$17.53 - $23.03	155	5	$21.98	112	$22.28
$28.55 - $34.04	5	3	30.70	5	30.70
$34.05 - $39.48	3	2	39.48	3	39.48
	163	4	$22.57	120	$23.07

PAN AMERICAN SILVER CORP.	40

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
As at December 31, 2025, the following PSUs, RSUs intended to be settled in cash, and DSUs were outstanding:

	PSUs	RSUs	DSUs
	Number Outstanding	Number Outstanding	Number Outstanding
As at December 31, 2023	757	805	109
Granted	220	478	48
Exercised	(79)	(300)	(26)
Forfeited	(17)	(125)	—
As at December 31, 2024	881	858	131
Granted	140	347	46
Exercised / Settled	(128)	(359)	—
Expired	(31)	—	—
Forfeited	—	(86)	—
As at December 31, 2025	862	760	177
PSUs
PSUs are notional share units that mirror the market value of the Company’s common shares. Each vested PSU entitles the participant to a cash payment equal to the value of an underlying share, less applicable taxes, at the end of the term, plus the cash equivalent of any dividends distributed by the Company during the three-year performance period. PSU grants will vest three years from the date of grant subject to certain exceptions. Performance results at the end of the performance period relative to predetermined performance criteria and the application of the corresponding performance multiplier, up to 200% of target, determine how many PSUs vest for each participant. In 2025, the 2022 PSUs that vested were settled in shares at a performance multiplier of 117.6%.
In 2025, the Board of Directors approved the issuance of 140,426 PSUs with a share price of CAD$59.26 (2024 - 220,026 PSUs granted at a share price of CAD$31.52).
RSUs
Under the Company’s RSU plan, selected employees are granted RSUs where each RSU has a value equivalent to one Pan American common share. The RSUs vest in three installments, the first third vest on the first anniversary date of the grant, the second third vest on the second anniversary date of the grant, and the remaining third vest on the third anniversary date of the grant. For RSUs granted after November 2024, at least 25% of the vested RSUs will be settled in common shares. The participant may elect to have the remaining 75% of the vested RSUs to be settled in cash or in common shares. At the time of settlement, the Company has the discretion to settle the RSUs with cash or common shares. Additionally, RSU value is adjusted to reflect dividends paid on common shares over the vesting period.
Issued share capital
The Company is authorized to issue 800 million common shares without par value.

PAN AMERICAN SILVER CORP.	41

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
Dividends
The Company declared the following dividends for the years ended December 31, 2025 and 2024:

Declaration Date	Record Date	Dividend per common share
February 18, 2026(1)	March 2, 2026	$0.18
November 12, 2025	November 24, 2025	0.14
August 6, 2025	August 18, 2025	0.12
May 7, 2025	May 20, 2025	0.10
February 19, 2025	March 3, 2025	0.10
November 5, 2024	November 18, 2024	0.10
August 7, 2024	August 19, 2024	0.10
May 8, 2024	May 21, 2024	0.10
February 21, 2024	March 4, 2024	0.10
(1)These dividends were declared subsequent to the year ended December 31, 2025 and have not been recognized as distributions to owners during the period presented.
Contingent Value Rights ("CVRs")
As part of the acquisition of Tahoe Resources Inc. on February 22, 2019, the Company issued 314 million CVRs, with a term of 10 years, which are convertible into 16 million common shares upon the first commercial shipment of concentrate following the restart of operations at the Escobal mine.
As at December 31, 2025 and 2024, there were 314 million CVRs outstanding that are convertible into 16 million common shares.
Normal Course Issuer Bid ("NCIB")
On March 4, 2024, the Company obtained approval of the NCIB from the TSX and the NYSE to purchase for cancellation up to 18,232,990 common shares between March 6, 2024 and March 5, 2025. On March 6, 2025, the Company renewed the NCIB until March 5, 2026 for the ability to purchase up to 18,107,917 of its common shares for cancellation. Daily purchases (other than pursuant to a block purchase exemption) on the TSX and NYSE under the NCIB are limited to a maximum of 186,936 common shares and 25% of the average trading volume for the Company's common shares in the four calendar weeks preceding the date of purchase, respectively.
For the year ended December 31, 2025, 1,650,770 (2024 - 1,720,366) common shares were repurchased for cancellation under the NCIB at an average price of $27.92 per share for a total consideration of $46 million (2024 - average price of $14.16 per share for total consideration of $24 million).

PAN AMERICAN SILVER CORP.	42

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
21. PRODUCTION COSTS

	2025	2024
Materials and consumables	$561	$617
Salaries and employee benefits (1)	524	514
Contractors	434	444
Utilities	71	77
Insurance	19	23
Other expense	8	3
Changes in inventories (2)	(13)	(44)
	$1,604	$1,634
(1)Salaries and employee benefits are comprised of:

	2025	2024
Wages, salaries and bonuses	$623	$573
Share-based compensation	2	—
Total employee compensation and benefit expenses	625	573
Less: Recorded in General and Administrative expenses	(88)	(46)
Less: Recorded in Mine Care and Maintenance expenses	(10)	(10)
Less: Recorded in Exploration expenses	(3)	(3)
Employee compensation and benefits expenses included in production costs	$524	$514
(2)Includes NRV adjustments to inventories to reduce production costs by $20 million during the year ended December 31, 2025 (2024 - increase by $21 million).
22. INTEREST AND FINANCE EXPENSE

	2025	2024
Interest expense	$55	$48
Finance fees	3	6
Accretion expense (Note 16)	26	31
	$84	$85
23. INCOME TAXES

Components of Income Tax Expense

	2025	2024
Current tax expense (recovery)
Recognized in profit or loss in current year	$379	$245
Adjustments recognized in the current year with respect to prior years	(2)	46
	377	291
Deferred tax expense (recovery)
Deferred tax expense (recovery) recognized in the current year	(49)	42
Adjustments recognized in the current year with respect to prior years	(3)	(2)
Derecognition of previously recognized deferred tax assets	—	19
Benefit from previously unrecognized losses, and other temporary differences	(67)	(13)
Increase (decrease) in deferred tax liabilities due to tax impact of net realizable adjustments to inventories	—	(18)
	(119)	28
Income tax expense	$258	$319

PAN AMERICAN SILVER CORP.	43

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
Reconciliation of Effective Income Tax Rate

	2025	2024
Income before taxes and non-controlling interest	$1,238	$432
Statutory Canadian income tax rate	27%	27%
Income tax expense based on above rates	$334	$117
Increase (decrease) due to:
Non-deductible expenditures	9	14
Foreign tax rate differences	(15)	(19)
Change in net deferred tax assets not recognized	(90)	35
Effect of other taxes paid (mining and withholding)	80	46
Effect of foreign exchange on tax expense	(64)	71
Change in income tax rates (related to prior years)	—	40
Non-taxable impact of foreign exchange	11	(7)
Changes to opening temporary differences	(9)	8
Impact of inflation	(6)	(5)
Change in non-deductible portion of reclamation liabilities	13	21
Other	(5)	(2)
Income tax expense	$258	$319
Effective income tax rate	21%	74%
Income tax expense differs from the amounts that would result from applying the Canadian federal and provincial income tax rates to earnings before income taxes. These differences result from the items shown in the table above. The main factors that impacted the effective tax rate for the years ended December 31, 2025 and the comparable period for 2024 were changes in the recognition of certain deferred tax assets, foreign exchange rate fluctuations, mining taxes paid, and withholding taxes remitted on payments from foreign subsidiaries. The Company expects that these and other factors will continue to cause fluctuations in effective tax rates in the future.
In 2024, the Company reached a conclusive agreement with the Mexican tax authorities (the "SAT") to resolve specific disputed items related to income tax filings for the years 2016 through 2022 which were identified upon completion of certain SAT audits (the "Settlement"). As a result, $46 million, including $16 million in interest charges, was recorded as income tax expense (net of a $5 million deferred income tax recovery related to certain deductible items) and paid to the SAT in 2024. The Company did not incur any penalties in connection with the Settlement.

PAN AMERICAN SILVER CORP.	44

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
Continuity of deferred tax assets and liabilities
The following is the analysis of the deferred tax assets (liabilities) presented in the Consolidated Financial Statements:

	2025	2024
Net deferred tax liabilities, beginning of year	$(477)	$(461)
Recognized in net earnings in the year	119	(28)
Disposition of mining properties (Note 12)	8	12
Other	(2)	—
Net deferred liabilities, end of year	$(352)	$(477)
Deferred tax assets	83	45
Deferred tax liabilities	(435)	(522)
Net deferred tax liabilities	$(352)	$(477)
Components of deferred tax assets and liabilities
The deferred tax assets (liabilities) are comprised of the various temporary differences, as detailed below:

	2025	2024
Deferred tax assets (liabilities) arising from:
Reclamation costs	$43	$13
Tax losses, resource pools and mining tax credits	56	109
Accounts payable and accrued liabilities	37	20
Provision for doubtful debts and inventory adjustments	(11)	(5)
Mineral properties, plant, and equipment	(527)	(630)
Other temporary differences and provisions	50	16
Net deferred tax liabilities	$(352)	$(477)
At December 31, 2025, the net deferred tax liabilities above included the deferred tax assets of $56 million, which includes the benefits from tax losses ($28 million) and resource pools ($28 million). The decrease in these deferred tax assets was mainly due to the utilization of these tax attributes to reduce the taxable income generated in Timmins and Minera Florida. These losses, if unutilized, will begin to expire after the 2026 year-end.
At December 31, 2024, the net deferred tax liabilities above included the deferred tax assets of $109 million, which includes the benefits from tax losses ($52 million) and resource pools ($57 million).
Unrecognized deductible temporary differences, unused tax losses and unused tax credits
Deductible temporary differences, unused tax losses and unused tax credits for which no deferred tax assets have been recognized are attributable to the following:

	2025	2024
Operating tax loss	$1,160	$1,360
Net capital tax loss	88	32
Resource pools and other tax credits(1)	199	136
Mineral properties, plant, and equipment	270	208
Reclamation costs	310	240
Other temporary differences	182	365
	$2,209	$2,341
(1)Includes tax credits which will begin to expire after 2027 year end, if utilized.

PAN AMERICAN SILVER CORP.	45

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
Included in the above amounts are operating tax losses, which if not utilized will expire as follows:

As at December 31, 2025
	Canada	US	Peru	Mexico	Barbados	Argentina	Chile	Brazil	Netherlands	Total
2026	$—	$—	$—	$—	$5	$—	$—	$—	$—	$5
2027	—	4	—	3	2	1	—	—	—	10
2028 – and after	823	114	—	60	38	30	2	67	11	1,145
Total tax losses	$823	$118	$—	$63	$45	$31	$2	$67	$11	$1,160

As at December 31, 2024
	Canada	US	Peru	Mexico	Barbados	Argentina	Chile	Brazil	Netherlands	Total
2025	$—	$2	$—	$—	$5	$—	$—	$—	$—	$7
2026	—	—	—	—	2	—	—	—	—	2
2027 – and after	889	116	1	38	25	151	64	59	8	1,351
Total tax losses	$889	$118	$1	$38	$32	$151	$64	$59	$8	$1,360
24. EARNINGS PER SHARE

For the year ended December 31,	2025	2024
Net earnings attributable to equity holders of the Company	$978	$112
Basic weighted average number of shares	381,479	363,361
Effect of Dilutive Securities:
Stock Options	98	40
Diluted weighted average number of shares	381,577	363,401

Earnings per share attributable to shareholders of the Company:
Basic earnings per share	2.56	0.31
Diluted earnings per share	2.56	0.31

Potentially issuable anti-dilutive securities	2025	2024
Share options	3	64
Potential shares from CVR conversion (1)	15,600	15,600
	15,603	15,664
(1)    There were 314 million CVRs outstanding at December 31, 2025 (2024 - 314 million).
25. SUPPLEMENTAL CASH FLOW INFORMATION

The following tables summarize other adjustments for non-cash income statement items, changes in non-cash operating working capital items and significant non-cash items:

Other operating activities	2025	2024
Adjustments for non-cash income statement items:
Unrealized foreign exchange losses (gains)	$23	$(21)
(Gains) losses on derivatives	(29)	25
Share-based compensation expense (Note 20)	2	—
Losses on sale of mineral properties, plant and equipment	—	1
	$(4)	$5

PAN AMERICAN SILVER CORP.	46

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)

Changes in non-cash operating working capital items:	2025	2024
Trade and other receivables	$(82)	$(61)
Inventories	(10)	(68)
Prepaid expenses	4	(19)
Accounts payable and accrued liabilities	49	48
Legal provisions	10	(3)
	$(29)	$(103)

Cash and Cash Equivalents	December 31, 2025	December 31, 2024
Cash in banks	$1,143	$863
Short maturity investments	72	—
Cash and cash equivalents	$1,215	$863
26. SEGMENTED INFORMATION

The Company reviews its segment reporting to ensure it reflects the operational structure of the Company and enables the Company's President and CEO, the Chief Operating Decision Maker ("CODM") to review operating segment performance. We have determined that each producing mine and significant development property represents an operating segment. The financial performance of the operating segments is principally evaluated by the CODM with reference to attributable mine operating earnings. Mine operating earnings is the net result of segmental revenue less production costs, royalties and depreciation and amortization. The Company has organized its reportable and operating segments by significant revenue streams and geographic regions.
The accounting policies of the operating segments are the same as the ones described in Note 2 with the exception of mining operations with non-controlling interests and the treatment of the investment in Juanicipio which was acquired on September 4, 2025 (Note 8). The Company's investment in Juanicipio is accounted for under the equity method. However, for internal reporting and analysis, the Company evaluates the operating performance of the Juanicipio mine by including the Company's attributable 44% share of revenues, expenses and capital expenditures.

PAN AMERICAN SILVER CORP.	47

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
Significant information relating to the Company’s reportable operating segments is summarized in the table below:

For the year ended December 31, 2025
Segment/Country	Operation	Revenue	Production costs and royalties	Depreciation and Amortization	Mine operating earnings (losses)	Capital expenditures(1)
Silver Segment:
Mexico	La Colorada	$312	$168	$28	$116	$54
	Juanicipio	164	26	27	111	9
Peru	Huaron	220	130	29	61	33
Bolivia	San Vicente	134	85	9	40	5
Argentina	Cerro Moro	401	244	44	113	20
Attributable Total Silver Segment		$1,231	$653	$137	$441	$121
Gold Segment:
Mexico	Dolores	176	58	43	75	—
Peru	Shahuindo	482	168	68	246	50
Canada	Timmins	362	216	39	107	52
Brazil	Jacobina	658	207	118	333	77
Chile	El Peñon	596	260	83	253	44
	Minera Florida	271	176	25	70	27
Attributable Total Gold Segment		$2,545	$1,085	$376	$1,084	$250
Other segment:
Corporate and other		$—	$—	$10	$(10)	$4
Attributable Consolidated Total		$3,776	$1,738	$523	$1,515	$375
Reconciliation to Reported Measures
Remove the Company's attributable 44% share of Juanicipio operating results		(164)	(26)	(27)	(111)	(9)
Add proportionate share of non-controlling interests		7	5	1	1	—
Reported Consolidated Total		$3,619	$1,717	$497	$1,405	$366
(1)Includes payments for mineral properties, plant and equipment and payment of equipment.

PAN AMERICAN SILVER CORP.	48

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)

For the year ended December 31, 2024
Segment/Country	Operation	Revenue	Production costs and royalties	Depreciation and Amortization	Mine operating earnings (losses)	Capital expenditures(1)
Silver Segment:
Mexico	La Colorada	$161	$119	$18	$24	$55
Peru	Huaron	173	111	17	45	57
Bolivia	San Vicente	91	61	7	23	5
Argentina	Cerro Moro	241	197	36	8	12
Guatemala	Escobal	—	—	—	—	1
Attributable Total Silver Segment		$666	$488	$78	$100	$130
Gold Segment:
Mexico	Dolores	229	186	135	(92)	1
Peru	Shahuindo	335	141	50	144	46
	La Arena (2)	193	112	34	47	17
Canada	Timmins	293	205	33	55	52
Brazil	Jacobina	478	192	121	165	62
Chile	El Peñon	398	217	75	106	37
	Minera Florida	222	155	35	32	22
Attributable Total Gold Segment		$2,148	$1,208	$483	$457	$237
Other segment:
Corporate and other		—	—	10	(10)	6
Attributable Consolidated Total		$2,814	$1,696	$571	$547	$373
Reconciliation to Reported Measures
Add proportionate share of non-controlling interests		5	3	—	2	—
Reported Consolidated Total		$2,819	$1,699	$571	$549	$373
(1)Includes payments for mineral properties, plant and equipment and payment of equipment leases.
(2)La Arena was sold on December 2, 2024.

Reconciliation of Mine operating earnings to Earnings before income taxes
	2025	2024
Attributable segmental mine operating earnings	$1,515	$547
Less: the Company's 44% share of Juanicipio operating results	(111)	—
Add: proportionate share of non-controlling interests	1	2
Mine operating earnings as reported	$1,405	$549
General and administrative	(116)	(70)
Income from investment in Juanicipio (Note 13)	77	—
Exploration and project development	(16)	(10)
Mine care and maintenance	(30)	(32)
Foreign exchange (losses) gains	(8)	38
Derivative gains (losses)	29	(25)
(Losses) gains from sale of subsidiaries (Note 12)	(29)	137
Change in asset retirement obligations (Note 16)	(49)	(54)
Other expense	(30)	(2)
Investment income (loss)	89	(14)
Interest and finance expense (Note 22)	(84)	(85)
Earnings before income taxes	$1,238	$432

PAN AMERICAN SILVER CORP.	49

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)

At December 31, 2025
Segment/Country	Operation	Assets	Liabilities	Net assets
Silver Segment:
Mexico	La Colorada	$610	$95	$515
	Juanicipio	1,921	—	1,921
Peru	Huaron	249	85	164
Bolivia	San Vicente	192	106	86
Argentina	Manantial Espejo(1)	2	31	(29)
	Cerro Moro	259	107	152
Guatemala	Escobal	289	23	266
Total Silver Segment		$3,522	$447	$3,075
Gold Segment:
Mexico	Dolores	166	210	(44)
Peru	Shahuindo	730	260	470
Canada	Timmins	482	92	390
Brazil	Jacobina	2,435	463	1,972
Chile	El Peñon	772	230	542
	Minera Florida	303	129	174
Total Gold Segment		$4,888	$1,384	$3,504
Other Segment:
Canada	Corporate	876	817	59
Argentina	Navidad	195	15	180
Other	Other	261	78	183
Total		$9,742	$2,741	$7,001

At December 31, 2024
Segment/Country	Operation	Assets	Liabilities	Net assets
Silver Segment:
Mexico	La Colorada	$471	$53	$418
Peru	Huaron	232	96	136
Bolivia	San Vicente	125	65	60
Argentina	Manantial Espejo(1)	2	26	(24)
	Cerro Moro	226	112	114
Guatemala	Escobal	296	19	277
Total Silver Segment		$1,352	$371	$981
Gold Segment:
Mexico	Dolores	193	170	23
Peru	Shahuindo	626	212	414
Canada	Timmins	418	84	334
Brazil	Jacobina	2,437	444	1,993
Chile	El Peñon	732	199	533
	Minera Florida	242	122	120
Total Gold Segment		$4,648	$1,231	$3,417
Other Segment:
Canada	Corporate	820	790	30
Argentina	Navidad	193	13	180
Other	Other	190	81	109
Total		$7,203	$2,486	$4,717
(1)    Manantial Espejo was placed on care and maintenance in January 2023.

PAN AMERICAN SILVER CORP.	50

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)

Revenue	2025	2024
Refined silver and gold	$2,930	$2,369
Zinc concentrate (1)	153	101
Lead concentrate (1)	379	202
Copper concentrate (1)	56	72
Silver concentrate (1)	101	75
Total	$3,619	$2,819
(1)    Zinc, lead, copper and silver concentrates also include payable quantities of silver and gold.

The Company has 25 customers that account for 100% of the concentrate and silver and gold sales revenue. The Company has 3 customers that accounted for 33%, 15% and 12% of total sales in 2025, and 3 customers that accounted for 25%, 20% and 17% of total sales in 2024.
27. CONTINGENCIES

The Company is, from time to time, subject to various claims, demands, audits and other proceedings covering matters that arise in the ordinary course of business activities. Such claims and other proceedings often relate to labour, tax, environmental, title, or commercial matters. Each of these matters is subject to uncertainties and it is possible that some of these matters may be resolved unfavorably to the Company and have a financial or operational impact. In this respect, certain conditions may exist as at December 31, 2025 which may result in a loss to the Company. However, the Company believes that none of these matters are expected to have a material effect on the results of operations or financial position of the Company.
Legal Proceedings
The Company is subject to various legal proceedings covering a wide range of matters that arise in the ordinary course of business activities. Many of these claims are from current or ex-employees, or employees of former or current owners of our operations, such as the Quiruvilca-related claims in Peru, which could, in the aggregate, be of significant value. We may also become subject to other civil claims, such as class action lawsuits and commercial disputes. Taxation and royalties are often subject to change and in some cases, if tax claims are resolved against the Company, these could also include significant interest and penalties. For example, in 2024, the Company reached the Settlement with the SAT to resolve specific disputed items related to income tax filings for the years 2016 through 2022 which were identified upon completion of certain SAT audits. Refer to Note 23 for further details. From time to time, the Company may also be subject to disputes relating to past transactions, including indemnification obligations, which are related to entities or operations previously owned by the Company. The Company has in the past, and continues to, face claims or challenges against title to certain of its surface or mining rights. While we would, where available and appropriate to do so, defend against any such allegations, if we are unsuccessful in our defense of these claims, we may be subject to significant losses or impacts to our operations.
The Company establishes legal provisions for known and potential claims for which payment is probable and can be reliably estimated. The Company also has comprehensive liability insurance coverage; however such insurance does not cover all risks to which we might be exposed and in other cases, may only partially cover losses incurred by the Company.

PAN AMERICAN SILVER CORP.	51

Notes to the Consolidated Financial Statements
As at December 31, 2025 and December 31, 2024, and for the
years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts, unless otherwise noted)
28. RELATED PARTY TRANSACTIONS

The Company’s related parties include its subsidiaries, associates over which it exercises significant influence, and key management personnel. Transactions with the Company's subsidiaries have been eliminated on consolidation. Transactions with Juanicipio are disclosed in Note 13. There were no other related party transactions for the years ended December 31, 2025 and 2024.
Compensation of Key Management
Key management personnel compensation is comprised of:

	2025	2024
Short-term employee benefits (1)	$25	$17
Post-employment benefits (2)	2	2
Share-based payments (3)	1	1
	$28	$20
(1)Includes annual salary and short-term incentives, RSUs, and PSUs paid by the Company.
(2)Includes annual contributions to retirement savings plans made by the Company.
(3)Includes DSUs and annual stock option expense.

PAN AMERICAN SILVER CORP.	52